Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of

December 17, 2010

among

TNP SRT SECURED HOLDINGS, LLC

AND CERTAIN OTHER ENTITIES AS PROVIDED HEREIN, collectively as Borrower

and

The Lenders Party Hereto

and

KEYBANK NATIONAL ASSOCIATION,

as Agent

KEYBANC CAPITAL MARKETS,

AS LEAD BOOKRUNNER AND LEAD ARRANGER

- ii -

- iii -

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.05	—	Flood Zones; Earthquake or Seismic Areas
Schedule 3.15	—	Subsidiaries
Schedule 5.12(a)	—	Mortgaged Property Pool
Schedule 5.12(b)	—	Approved Property Pool
Schedule 6.01	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of TNP REIT Compliance Certificate
Exhibit C	—	Form of Tranche B Guarantor Compliance Certificate
Exhibit D	—	Form of Note
Exhibit E	—	Form of Borrowing Request/Interest Rate Election
Exhibit F	—	Form of Joinder Agreement
Exhibit G	—	Form of Borrowing Base Certificate
Exhibit H	—	Form of SNDA Agreement
Exhibit I	—	Form of Estoppel

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (“Agreement”) is made and entered into as of December 17, 2010, by and among TNP SRT SECURED HOLDINGS, LLC, a Delaware limited liability company, having an address at 1900 Main Street, Suite 700, Irvine, California 92614 and certain affiliated entities as set forth herein (individually and collectively as Borrower, “Borrower”), the institutions from time to time who are parties hereto as “Lenders” (whether by execution of this Agreement or through an Assignment and Acceptance Agreement), and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110 (“KeyBank”) as Agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), and KEYBANC CAPITAL MARKETS, INC., an Ohio corporation as Lead Bookrunner and Lead Arranger.

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan (e.g., an “ABR Loan”) or Borrowing (e.g., an “ABR Borrowing”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Cost” means, with respect to the acquisition of a Real Property or the Equity Interests of an Entity owning such Real Property (as applicable), the Contract Sales Price paid for such Real Property or Equity Interests (as applicable), plus actual out-of-pocket expenses that are paid to unrelated third parties in connection with the closing of such acquisition, including without limitation, attorneys’ fees, recording fees, documentary stamps, real estate brokers’ commissions and real estate tax adjustments incident to the closing of such sale; all as evidenced on a settlement or closing statement delivered to, and approved by, Agent.

“Adjusted EBITDA” means, for a given testing period, EBITDA less the Capital Expenditure Reserve.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means KeyBank National Association, in its capacity as agent for the Lenders hereunder.

“Aggregate DSCR” means the DSCR for the Approved Properties, taken as a whole.

“Aggregate Loan to Cost Ratio” means the ratio of (a) first mortgage or other priority Indebtedness relating to the Approved Properties plus Tranche B Exposure to (b) the aggregate Acquisition Cost of the Approved Properties.

“Aggregate Loan to Value Ratio” means the ratio of (a) the aggregate of first mortgage or other priority Property Level Debt relating to the Approved Properties plus Tranche B Exposure to (b) the aggregate Appraised Value of the Approved Properties.

“Aggregate Tranche B Guarantor Liquidity” means, with respect to the Tranche B Guarantors, taken as a whole, as determined on any date, the sum of (i) unrestricted cash and cash equivalents of each Tranche B Guarantor, plus (ii) unencumbered marketable securities and other investments (to the extent reasonably acceptable to Agent) of each Tranche B Guarantor, plus (iii) unrestricted and immediately available borrowing capacity under corporate credit facilities (to the extent such facilities are not currently in default or if any such facility is currently in default, then to the extent that the applicable Tranche B Guarantor can demonstrate (to the reasonable satisfaction of Agent) that, notwithstanding such default, such Tranche B Guarantor is able to draw or otherwise obtain advances under such loan facility from the applicable lender) of such Tranche B Guarantor.

“Aggregate Tranche B Guarantor Net Worth” means, with respect to the Tranche B Guarantors, taken as a whole, an amount equal to (i) the total assets of the Tranche B Guarantors minus (ii) the total of (x) all indebtedness of the Tranche B Guarantors (whether long-term or current, senior or subordinated) on a consolidated basis which would properly be shown as liabilities on the face of the balance sheet of the applicable Tranche B Guarantor prepared in accordance with GAAP consistently applied, plus (y) with respect to the Contingent Obligations of the Tranche B Guarantors, an amount equal to the total of (i) ten percent (10%) of such Contingent Obligations arising with respect to any guaranty by a Tranche B Guarantor of the obligations of (A) an Entity under a Property Loan, and (B) any other Person under a loan, to the extent such Property Loan or other loan (as applicable) is secured by a first lien mortgage or deed of trust in favor of the applicable lender (the “Property Level Contingent Obligations”), plus (ii) twenty five percent (25%) of all Contingent Obligations that are not Property Level Contingent Obligations, and which (in the case of (i) or (ii) above), are not reflected on such balance sheet of the applicable Tranche B Guarantor, as of the applicable date of calculation, and are not included in (x) above. A Contingent Obligation of more than one Tranche B Guarantor (to the extent that it is duplicative) shall only be included once for purposes of calculating the Aggregate Tranche B Guarantor Net Worth.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan and any Tranche A Loan or Tranche B Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”:

	ABR Spread	Eurodollar Spread
Tranche A	2.50%	3.50%
Tranche B	3.25%	4.25%

“Appraisal” (whether one or more) means a written appraisal of any Real Property by an MAI appraiser satisfactory to the Agent. Each Appraisal must comply with all Legal Requirements and, unless specifically provided to the contrary in this Agreement, must be in form and substance satisfactory to the Agent.

“Appraised Value” means the “as is” value of Real Property, as set forth in the Appraisal for such Real Property. For a Mortgaged Property whereby an existing lease is being amended to extend the term of such lease or expand the premises covered by such lease pursuant to an Approved Lease, Appraised Value shall be the hypothetical or stabilized value, as set forth in the Appraisal for such Mortgaged Property, provided however, that such Appraisal shall reflect the terms of such Approved Lease in all material respects, as approved by the Agent.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Approved Lease” has the meaning set forth in Section 6.11(a).

“Approved Property” means a Real Property which satisfies the Approved Property Requirements and has been approved by Agent in accordance with Section 5.12. For purposes of clarification, Mortgaged Properties meeting the foregoing criteria shall also be considered Approved Properties. The term “Approved Property” shall exclude any Real Property that is no longer used in calculating the Tranche B Available Amount.

“Approved Property Pool” has the meaning set forth in Section 5.12(b)(i).

“Approved Property Requirements” has the meaning set forth in Section 5.12(b)(ii).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower(s)” means, collectively, TNP SRT Secured Holdings, LLC, a Delaware limited liability company, TNP SRT Moreno Marketplace, LLC, a Delaware limited liability company, TNP SRT San Jacinto, LLC, a Delaware limited liability company and any other Person who from time to time becomes a “Borrower” as required by Section 5.12(a) but excluding any Person who from time to time is released from its obligations as a “Borrower” pursuant to Section 5.14.

“Borrower Collateral” means the “Collateral” as defined in the Borrower Pledge Agreement.

“Borrower Entity” means, as of the date of determination (a) any Subsidiary of a Borrower (other than, for purposes of this clause (a), Lead Borrower), (b) any Subsidiary of Lead Borrower which, directly or indirectly, owns or holds an interest in a Pool Property, and (c) any Subsidiary of any Entity, Subsidiary or Person set forth in subsections (a) and (b), of this definition which directly or indirectly owns or holds and interest in (x) any Pool Property or (y) any Equity Interests in any Person owning or holding an interest in a Pool Property. Collectively, the term “Borrower Entities” refers to all of the foregoing.

“Borrower Pledge Agreement” means the first priority Pledge and Security Agreement (TNP SRT Secured Holdings, LLC) of even date herewith by and between Borrower and Agent, as may be amended from time to time.

“Borrowing” means Loans of the same Type and from the same Tranche, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Availability” means the sum of the Tranche A Available Amount plus the Tranche B Available Amount.

“Borrowing Base Certificate” has the meaning set forth in Section 5.01(d) hereof and a form of which is attached hereto as Exhibit G.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Event” means, (a) with respect to TNP REIT, any Equity Issuance by TNP REIT, (b) with respect to the Parent, any Equity Issuance by the Parent, (c) with respect to the Borrower, any Equity Issuance by the Borrower, and (d) with respect to the Borrower, the Parent or TNP REIT (as applicable), (i) the sale or refinancing of any of Borrower’s assets, the sale or refinancing of any Equity Interests in the Entities owned directly or indirectly by the Borrower, the Parent and/or TNP REIT, (ii) so long as an Event of Default is not continuing hereunder, the sale or refinancing of an Approved Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to an Approved Property by reason of fire or other hazard or casualty or any condemnation for public use of an Approved Property, (iii) during the continuance of an Event of Default, the sale or refinancing of a Real Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to a Real Property by reason of fire or other hazard or casualty or any condemnation for public use of a Real Property, (iv) the collection (in full or settlement) of any Property Loan, or (v) the Borrower’s (and/or the Parent’s and/or TNP REIT’s) receipt of any proceeds of any Excluded Rights (as defined in the Pledge Agreement).

“Capital Expenditure Reserve” means, on an annual basis, an amount equal to $0.20 per square foot for each property owned by a Borrower or the Parent (or a Subsidiary thereof) or such other amount as approved by Agent.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of TNP REIT; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of TNP REIT by Persons who were neither (i) nominated by the board of directors of TNP REIT nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of TNP REIT by any Person or group; provided that the execution by TNP Advisor of an advisory agreement with, sale of TNP Advisor to, or joint venture of TNP Advisor with, a Permitted Advisor shall not constitute a Change in Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement by any Governmental Authority, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any mandatory request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Loan Documents, or intended so to be, which Collateral shall secure the Obligations and the Hedging Obligations on a pari passu basis, provided, however, that the Tranche B Collateral will be released on the Tranche B Maturity Date so long as no Event of Default exists at such time and, after such release, shall no longer constitute Collateral.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $35,000,000.

“Commitment Increase Termination Date” means that date which is eighteen (18) months after the earlier to occur of (i) May 15, 2011 and (ii) the Tranche B Maturity Date and the repayment of the Tranche B Loans.

“Competitor” means any Person that is a competitor of TNP, TNP REIT or any Affiliate or Subsidiary of TNP or TNP REIT, or an Affiliate of a competitor, in each case, as disclosed in writing to Agent.

“Compliance Certificate” has the meaning set forth in Section 5.01(d) hereof and a form of which is attached hereto as Exhibit B.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly (but, for purposes of clarification, excluding any such primary obligation to the extent such primary obligation is reflected on the balance sheet of either the Borrower or a Guarantor), including any obligation of such Person under any (i) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (ii) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (iii) arrangement (a) to purchase any primary obligation or security therefor, (b) to supply funds for the purchase or payment of any primary obligation, (c) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (d) to purchase real or personal property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (e) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Contract Sales Price” means the agreed upon purchase price for the Real Property or the Equity Interests (as applicable) as set forth in the purchase and sale agreement, contract or other agreement by which Borrower or an Entity acquires the Real Property or Equity Interests (as applicable), from a seller, prior to giving effect to any deduction or adjustment to such purchase price.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means (a) Acquisition Costs or (b) in the case of a Mortgaged Property whereby an existing lease is being amended to expand the premises covered by such lease pursuant to an Approved Lease, the sum of Acquisition Costs plus costs incurred to complete such expansion, as approved by the Agent.

“Cost to Repair” has the meaning set forth in Section 5.06(c).

“Credit Party” means each Borrower and each Guarantor.

“Current Survey” shall mean the boundary survey of each of the Mortgaged Properties.

“Debt Yield” shall mean the Net Operating Income for each Mortgaged Property in the Mortgaged Property Pool as of the end of a given quarter divided by the outstanding principal balance of the Tranche A Loans as of the end of such quarter (or other date of determination).

“Deed of Trust” (whether one or more) means a deed of trust and security agreement, a mortgage and security agreement, or a security deed and security agreement covering the Mortgaged Properties.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” means any Lender that shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Agent its pro rata share of any Loans, expenses or setoff and such failure is not cured within five (5) days of receipt from the Agent of written notice thereof.

“Depository” shall mean CommerceWest Bank, NA, a national banking association, or such other bank approved by Agent.

“Direction Letter” means that certain letter by the TNP REIT to the Depository, authorizing the Depository to comply with instructions given by Agent with respect to the proceeds held by Depository in connection with Equity Issuances by TNP REIT after receipt by Depository of a notice from Agent stating that an Event of Default has occurred, and which Direction Letter shall be in form and substance approved by Agent and TNP REIT.

“Distribution Account” means a deposit account established at KeyBank for purposes of receipt of all cash and other Net Proceeds received as a direct or indirect distribution from the Equity Issuances and the Entities and/or other purposes.

“Dollars” or “$” refers to lawful money of the United States of America.

“DSCR” means the ratio obtained by dividing Net Operating Income for a Real Property by the sum of regularly scheduled principal amortization (excluding any balloon, bullet, early repayment or similar principal payment which, in each case, repays such Indebtedness in full) during the applicable period and interest with respect to such Real Property.

“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, plus (c) acquisition fees payable plus (d) to the extent expressly subordinated to the Loans, asset management and property management fees, plus or minus (e) to the extent included in the determination of net income, (i) any extraordinary losses or gains resulting from sales or payment of Indebtedness, in each case, as determined on a consolidated basis in accordance with GAAP, (ii) gains and losses on asset sales, exchanges or transfers, (iii) one-time, non-recurring restructuring charges or reserves, (iv) organizational and offering expenses which are required to be reimbursed solely through proceeds of an Equity Issuance, (v) non-recurring expenses subject to Agent’s reasonable approval, and (vi) other non-cash items as reasonably approved by Agent, and including (without duplication) the Equity Percentage of EBITDA for the Borrower’s Unconsolidated Affiliates.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America; provided, however, that “Eligible Assignee” shall not include a Competitor or any tenant of any Real Property to the extent such tenant has been disclosed in writing to the Agent.

“Entity or Entities” means collectively, each Borrower Entity and REIT Entity, or individually, any Borrower Entity and/or REIT Entity, as the context may require.

“Environmental Assessment” shall mean a written assessment and report approved by the Agent as to the status of any Proposed Approved Properties and Proposed Mortgaged Properties regarding compliance with any Legal Requirements related to environmental matters and accompanied by a reliance letter satisfactory to the Agent. Each Environmental Assessment must comply with all Legal Requirements.

“Environmental Claim” means any notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any of its Subsidiaries or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or any of its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower or any of its Subsidiaries.

“Environmental Indemnity” means, collectively, each Environmental Agreement of even date herewith executed by the Borrower and Guarantor and delivered to the Agent, together with each Environmental and Hazardous Substances Indemnity Agreement hereafter executed with respect to any of the Mortgaged Properties.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any lien in favor of any Governmental Authority arising under any Environmental Law.

“Environmental Permit” means any permit required under any applicable Environmental Law or under any and all supporting documents associated therewith.

“Equity Interest” means, with respect to any Person, any limited liability company interests, membership interests, general partnership interests, limited partnership interests, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests, but shall specifically exclude any issuance by a Person of any Equity Interest in any Person in exchange for a contribution of real property (together with cash required by a lender secured by such real property for escrow or reserve purposes and cash in any other property-related accounts) or Equity Interests in another Person, or any other non-cash consideration.

“Equity Percentage” means the aggregate ownership percentage of Borrower in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) Borrower’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) Borrower’s economic ownership interest in the Unconsolidated Affiliate, reflecting Borrower’s share of income and expenses of the Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of

an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar,” when used in reference to any Loan (e.g., a “Eurodollar Loan”) or Borrowing (e.g., a “Eurodollar Borrowing”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Extension Fee” means the fee payable in connection with the extension of the Tranche A Maturity Date in an amount equal to 0.40% of the Commitments at the time of such extension.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer or the chief accounting officer of TNP REIT.

“Financing Statements” means all such Uniform Commercial Code financing statements as the Agent shall require, duly authorized by the Credit Parties to give notice of and to perfect or continue perfection of the Lenders’ security interest in all Collateral (to the extent a security interest can be perfected by such filing).

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum (without duplication) of TNP REIT’s Adjusted EBITDA, the Parent’s Adjusted EBITDA and the Borrower’s Adjusted EBITDA, each on a consolidated basis, for the immediately preceding calendar quarter; to (b) the sum (without duplication) of all of the principal due and payable and principal paid on TNP REIT’s Indebtedness, the Parent’s Indebtedness and the Borrower’s Indebtedness (excluding amounts paid in connection with balloon maturities), plus all of TNP REIT’s and the Borrower’s Interest Expense, plus the aggregate of all cash dividends payable on the preferred stock of TNP REIT or any of its Subsidiaries, in each case on a consolidated basis and for the period used to calculate Adjusted EBITDA, all of the foregoing calculated without duplication.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Approved Property” means any Approved Property which is either: (i) acquired, directly or indirectly using, in whole or in part, a Tranche B Loan, or (ii) an Approved Property owned, directly or indirectly, by an Entity whose Equity Interests were purchased, directly or indirectly, by a Borrower, TNP REIT or an Entity, in each case using a Tranche B Loan.

“Future Commitment” as defined in Section 2.17.

“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Ground Lease” means the ground lease for a Proposed Mortgaged Property pursuant to which a Borrower will lease such Proposed Mortgaged Property.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means collectively, the Tranche A Guarantors and, until the Tranche B Maturity Date, the Tranche B Guarantors.

“Guaranty” means collectively, that certain Guaranty Agreement of even date herewith executed by the Guarantors, together with other guaranties executed in connection with the Loans, each as may be amended from time to time.

“Hazardous Materials” means all materials which are defined, described or identified as hazardous or toxic materials, wastes or substances in applicable Environmental Laws; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at the Real Property in the ordinary course of business and in accordance with all applicable Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to TNP REIT, any Borrower or any Subsidiary of TNP REIT or a Borrower, any obligations arising under any Hedging Agreement entered into with the Agent.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements (calculated on a mark-to-market basis as of the reporting date), and (1) payments received in consideration of sale of an ownership interest in Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower’s Unconsolidated Affiliates.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Tranche A Maturity Date” means December 17, 2013.

“Interest Coverage Ratio” shall mean the ratio of (a) the sum (without duplication) of TNP REIT’s Adjusted EBITDA, the Parent’s Adjusted EBITDA and the Borrower’s Adjusted EBITDA for the immediately preceding calendar quarter to (b) the sum (without duplication) of all Interest Expense of TNP REIT, the Parent and the Borrower for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.05.

“Interest Expense” shall mean all of a Person’s paid, accrued or capitalized interest expense on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Borrower’s (or TNP REIT’s) Unconsolidated Affiliates.

“Interest Payment Date” means the first Business Day of each calendar month.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“KeyBank” as defined in the Preamble.

“Lead Borrower” means TNP SRT Secured Holdings, LLC, a Delaware limited liability company.

“Lease” means any lease, license agreement and other occupancy or use agreement (whether oral or written), now or hereafter existing, which cover or relate to a Real Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Lease to secure performance by the tenants of its obligations under the Lease, whether such cash or security is to be held until the expiration of the terms of the Lease or applied to one or more of the installments of rent coming due thereunder.

“Legal Requirements” means all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any Governmental Authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any Governmental Authority having or claiming jurisdiction with respect thereto.

“Lenders” means the Persons holding Commitments listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) two percent (2%) per annum, or (b) a rate per annum equal to the rate for U.S. dollar deposits for the subject Interest Period as shown on Reuters LIBOR01 Page or any successor service in Dow Jones Markets (formerly Telerate Page 3750) as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that if such rate does not then appear on Reuters LIBOR01 Page or any successor service, the “London Interbank Offered Rate” applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the subject loan, and with maturities of equal to such Interest Period, are offered in immediately available funds in the London Interbank Market to the London office of the Agent by leading banks in the Eurodollar market at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation; and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, including any dividend reinvestment or redemption plans.

“Liquidity” means the sum of unencumbered cash and cash equivalents plus marketable securities and other short-term investments approved by Agent and unrestricted available borrowing capacity under the Commitments (subject to Borrowing Base Availability calculation and compliance with all requirements of Section 5.02).

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Pledge Agreements, the Deed of Trust, the Financing Statements, the Environmental Indemnity, the Subordination of Management Fees, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Major Lease” means any Lease for all or any portion of a Mortgaged Property that exceeds 10,000 square feet, but excluding any Lease that is on a month-to-month basis whereby the tenant does not have unilateral discretion regarding monthly renewals.

“Majority Lenders” means, at any time, Lenders that are not Delinquent Lenders having Revolving Credit Exposures and unused Commitments representing in excess of fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Commitments (excluding the Revolving Credit Exposures and unused Commitments of such Delinquent Lenders) at such time.

“Management Company” means, collectively, TNP Advisor and/or TNP Property Manager, LLC.

“Material Adverse Effect” means a material adverse effect, as determined in good faith by Agent in its reasonable discretion, on (a) the business, assets, operations, or condition, financial or otherwise, of (i) the Borrower and its Subsidiaries, other than owners of Mortgaged Properties, and the Guarantor, taken as a whole, or (ii) any owner of a Mortgaged Property to the extent that such material adverse effect results in a violation of the financial covenants set forth in Section 5.02, (b) the ability of any of the Credit Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Agent or the Lenders under the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means either the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable.

“Maximum Loan Available Amount” means, on any date, an amount equal to the lesser of (a) the aggregate Commitments or (b) the Borrowing Base Availability.

“Maximum Rate” shall have the meaning set forth in Section 9.13.

“Moreno Marketplace” means that certain Real Property commonly known as Moreno Marketplace, located in Moreno Valley, California and owned by TNP SRT Moreno Marketplace, LLC.

“Mortgaged Properties” means a Real Property which satisfies the Mortgaged Property Requirements has been approved by Agent and Majority Lenders in accordance with Section 5.12, and which is subject to the Lien of a Deed of Trust in accordance with this Agreement, but excludes any Real Property which is released from the liens and security interests of the Loan Documents pursuant to Section 5.14.

“Mortgaged Property Pool” shall have the meaning set forth in Section 5.12(a)(i) hereof.

“Mortgaged Property Requirements” shall have the meaning set forth in Section 5.12(a)(iii).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Operating Income” shall mean, for any income producing operating Real Property, the difference between (a) any rentals, expense reimbursements and other income received from such property, but excluding any early lease termination penalties during the determination period, less (b) an amount equal to all costs and expenses (excluding Interest Expense, depreciation and amortization expense, and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at the lesser of actual or three percent (3%) of the amount provided in clause (a) above, less (c) the Capital Expenditure Reserve. Net Operating Income shall be calculated based on the immediately preceding calendar quarter unless the Real Property has not been owned by the Borrower or its Subsidiaries for the entirety of such calendar quarter, in which event Net Operating Income shall be grossed up for such ownership period. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s Unconsolidated Affiliates. For any non-wholly owned properties, Net Operating Income and Indebtedness shall be adjusted for Borrower’s pro rata share. All expenses described in this definition shall be calculated on an accrual basis.

“Net Proceeds” means the total net proceeds directly or indirectly received or to be received by Borrower, Parent or TNP REIT (i.e. received by Borrower, Parent or TNP REIT or, to the extent of Borrower’s, Parent’s or TNP REIT’s ownership therein, by an Entity owned by

Borrower, Parent or TNP REIT) from or with respect to a Capital Event. The net proceeds actually received by Borrower, Parent, TNP REIT or an Entity or available for distribution by an Entity, the Borrower, Parent or TNP REIT from or with respect to a Capital Event shall be calculated as follows:

(a) with respect to a sale or refinancing of a Real Property, the net proceeds shall be calculated as the sum of the gross proceeds less all customary and reasonable broker’s fees, prorations, taxes, other costs, expenses or obligations payable in connection with the closing, and proceeds used to pay down Property Level Debt or which are required to be placed in escrow by a Property Lender, in each case in accordance with the terms of the Property Loan Documents for such Real Property;

(b) with respect to any casualty or condemnation related to a Real Property, the net proceeds shall be calculated as the total of all proceeds received by the Entity in connection therewith less proceeds used for repair or restoration and other costs incurred in connection with such casualty, or to repay the related Property Loan or which are required to be placed in escrow by a Property Lender, in each case in accordance with the terms of the Property Loan Documents for such Real Property;

(c) with respect to any Equity Issuance by TNP REIT, the net proceeds shall be calculated as the sum of the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of TNP REIT being converted or exchanged in connection with such Equity Issuance) received by TNP REIT in respect of such Equity Issuance less of (i) investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by TNP REIT in connection with such Equity Issuance but such fees and expenses in the aggregate shall not exceed 13% of the proceeds of the related Equity Issuance and less (ii) distributions permitted under Section 6.05(a) and (b) of this Agreement;

(d) with respect to any Equity Issuance by the Borrower, the net proceeds shall be calculated as the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of the Borrower being converted or exchanged in connection with such Equity Issuance) received by the Borrower in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the Borrower in connection with such Equity Issuance; and

(e) with respect to any Equity Issuance by the Parent, the net proceeds shall be calculated as the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of the Parent being converted or exchanged in connection with such Equity Issuance) received by the Parent in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the Parent in connection with such Equity Issuance.

“Non-Delinquent Lenders” means, collectively, those Lenders which are not Delinquent Lenders.

“Note” means a promissory note in the form attached hereto as Exhibit D payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Obligations” means all liabilities, obligations, covenants and duties of any Credit Party to the Agent and/or any Lender arising under or otherwise with respect to any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or other insolvency proceeding naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, and not including the Excluded Taxes.

“Parent” means TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership.

“Parent Collateral” means the “Collateral” as defined in the Parent Pledge Agreement.

“Parent Pledge Agreement” means the first priority Pledge and Security Agreement (TNP Strategic Retail Operating Partnership, LP) of even date herewith by and between Parent and Agent, as may be amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Advisor” means any Person that is Controlled, directly or indirectly, by TNP, Anthony W. Thompson, any Person who is an executive officer of TNP REIT on the Effective Date, or any Person who is on the board of directors of TNP REIT on the Effective Date, as approved by Agent in its reasonable discretion.

“Permitted Encumbrances” means:

(a) Liens, encumbrances or security interests pursuant to the Loan Documents and other agreements in favor of the Agent and Lenders;

(b) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) the Title Instruments, Liens and other matters described in the Title Insurance Policy;

(f) uniform commercial code protective filings with respect to personal property leased to TNP REIT, the Parent, the Borrower or any of their respective Subsidiaries; and

(g) landlords’ liens for rent not yet due and payable;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the Loans).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in Subsidiaries and Unconsolidated Affiliates made in accordance with this Agreement; and

(f) the following investments in accordance with the investment strategy, objectives and policies set forth in the prospectus for TNP REIT filed with the United States Securities and Exchange Commission pursuant to Rule 424(b)(3), dated April 13, 2010, as supplemented: (i) investments in existing retail properties; (ii) joint ventures for the purpose of obtaining interests in Real Property and developing and improving Real Property; (iii) originating or acquiring real estate related loans and debt and derivative instruments related to real estate; and (iv) equity investments in real estate investment trusts and other real estate companies.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means, collectively, the Borrower Pledge Agreement, the Parent Pledge Agreement and the TNP REIT Pledge Agreement.

“Pool Properties” means, collectively, the Real Properties contained in the Mortgaged Property Pool and the Approved Property Pool.

“Pool Value” means the lesser of (a) the aggregate Appraised Value of the Mortgaged Property Pool or (b) the aggregate Acquisition Cost of the Mortgaged Property Pool, provided that Agent may elect, in its reasonable discretion, to use the Acquisition Cost for a particular Mortgaged Property notwithstanding the fact that the Acquisition Cost is higher than the Appraised Value for such Mortgaged Property. For the avoidance of doubt, the Pool Value of any one Mortgaged Property shall be the lesser of (i) the Appraised Value of such Mortgaged Property or (b) the Acquisition Cost of such Mortgaged Property, provided that Agent may elect, in its reasonable discretion, to use the Acquisition Cost for such Mortgaged Property notwithstanding the fact that the Acquisition Cost is higher than the Appraised Value for such Mortgaged Property. Prior to the Initial Maturity Date, Agent shall have the right to order updated Appraisals of the Mortgaged Properties for the purpose of determining Pool Value, which Appraisals shall not be ordered more frequently than once annually at Lenders’ expense (unless an Event of Default has occurred and is continuing), and Agent shall have the right to order updated appraisals in connection with the extension of the Tranche A Maturity Date and at any time during the continuance of an Event of Default, each at Borrower’s expense.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank National Association, as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property Acquisition Escrow Account” means a deposit account held at KeyBank for the purposes provided herein.

“Property Lender” shall mean a lender under any of the Property Loan Documents.

“Property Level Debt” means, collectively, the Property Loans and other indebtedness secured by pledges of ownership interests in the Entities.

“Property Loan Amount” means (a) in the case of a Proposed Property Loan that is in existence prior to the date of the acquisition of the Proposed Property, the then outstanding balance of such existing Proposed Property Loan or (b) in the case of a new Proposed Property Loan to be entered into in connection with (or to otherwise finance) the acquisition of the

Proposed Property, the outstanding balance of such Proposed Property Loan as of the closing of the acquisition of such Proposed Property.

“Property Loans” means either (a) any loan, financing arrangement and/or debt secured by an existing mortgage on an Approved Property; or (b) any loan, financing arrangement and/or debt to be secured by a mortgage on such Approved Property in connection with the Proposed Entity’s acquisition of such Approved Property (or interest in such Approved Property).

“Property Loan Documents” means the loan documents and related agreements executed by an Entity or Proposed Entity in connection with a Property Loan.

“Proposed Approved Property” shall have the meaning set forth in Section 5.12(b)(ii).

“Proposed Entity” means the Person that either, directly or indirectly, owns or will acquire a Proposed Approved Property, or any interest in a Proposed Approved Property.

“Proposed Mortgaged Property” shall have the meaning set forth in Section 5.12(a)(iii).

“Real Property” means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Credit Party or a Subsidiary of Borrower), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Credit Party or a Subsidiary of Borrower.

“Real Property Tenant” means any Person that is a tenant at a Real Property, in each case, as disclosed in writing to Agent.

“Register” has the meaning set forth in Section 9.04.

“REIT Entity” means, as of the date of determination (a) any Subsidiary of TNP REIT that directly or indirectly owns a Pool Property or an interest in a Pool Property, (b) the Borrower and Parent, (c) any Person that owns a Pool Property in which TNP REIT owns or holds any Equity Interests, whether directly or indirectly, and (d) any Subsidiary of any Entity, Subsidiary or Person set forth in subsections (a), (b) and (c), inclusive, of this definition; and which (in the case of (a), (b), (c) or (d) hereof), directly or indirectly owns (x) any Pool Property or (y) any Equity Interests in any Entity, Subsidiary or other Person owning a Pool Property. Collectively, the term “REIT Entities” refers to all of the foregoing.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property in violation of applicable Environmental Laws.

“Remedial Action” means all actions, including without limitation any capital expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material pursuant to applicable Environmental Laws; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger public health or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned or leased by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws.

“Rents” means all rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of a Real Property, whether now due, past due or to become due, including all prepaid rents and security deposits.

“Repair Work” means the work necessary to restore, repair, rebuild or replace a Mortgaged Property or a Funded Approved Property that has been impacted by a casualty or condemnation pursuant to Section 5.06 below.

“Required Lenders” means, at any time, Lenders that are not Delinquent Lenders having Revolving Credit Exposures and unused Commitments representing at least 66-2/3% of the sum of the total Revolving Credit Exposures and unused Commitments (excluding the Revolving Credit Exposures and unused Commitments of such Delinquent Lenders) at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interests in the Parent, Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests in the Parent or Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Parent or the Borrower; provided that the foregoing shall not preclude any dividend or distribution in connection with any contribution of real estate or Equity Interests, or any other non-cash consideration, in exchange for the issuance of Equity Interests.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“San Jacinto Property” means that certain Real Property commonly known as the San Jacinto Esplanade located in San Jacinto, California and owned by TNP SRT San Jacinto, LLC.

“SNDA Agreement” has the meaning set forth in Section 6.11(b).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Governmental Authority to which the Agent is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Manager” means a third party property management company engaged by the Management Company with respect to a Real Property that (a) does not have any direct contractual relationship with a Credit Party or an Entity, and (b) whose identity has been disclosed in writing to the Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Tangible Net Worth” shall mean total assets (gross of accumulated depreciation) less (1) all intangible assets and (2) all liabilities (including contingent and indirect liabilities), all determined in accordance with GAAP. The term “intangibles” shall include, without limitation, (i) deferred charges, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles. The term “liabilities” shall include, without limitation, (i) Indebtedness secured by Liens on Property of the Person with respect to which Tangible Net Worth is being computed whether or not such Person is liable for the payment thereof, (ii) deferred liabilities, and (iii) Capital Lease Obligations. Tangible Net Worth shall be calculated on a consolidated basis in accordance with GAAP other than as provided herein.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Thompson” means Anthony W. Thompson.

“Title Instruments” means true and correct copies of all instruments of record in the Office of the County Clerk, the Real Property Records or of any other Governmental Authority affecting title to all or any part of the Mortgaged Properties, including but not limited to those (if any) which impose restrictive covenants, easements, rights-of-way or other encumbrances on all or any part of the Mortgaged Properties.

“Title Insurance Policy” means, collectively, the policies of title insurance in the aggregate face amounts equal to the aggregate Revolving Loan Commitment, issued in favor of the Agent by a title insurance company satisfactory to the Agent and insuring that title to the

Mortgaged Properties is vested in Borrower, free and clear of any Lien, objection, exception or requirement, and that each Deed of Trust creates a valid first and prior lien on all the Mortgaged Properties, subject only to the Permitted Encumbrances and such other exceptions as may be approved in writing by the Agent. The Title Insurance Policy shall include such provisions or endorsements as necessary to provide coverage on a revolving credit basis (excluding creditor’s rights endorsements).

“TNP” means Thompson National Properties, LLC, a Delaware limited liability company.

“TNP Advisor” means TNP Strategic Retail Advisor, LLC, a Delaware limited liability company.

“TNP REIT” means TNP Strategic Retail Trust, Inc., a Maryland corporation.

“TNP REIT Collateral” means the “Collateral” as defined in the TNP REIT Pledge Agreement.

“TNP REIT Pledge Agreement” means the first priority Pledge and Security Agreement (TNP Strategic Retail Trust, Inc.) of even date herewith by and between TNP REIT and Agent, as may be amended from time to time.

“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all Real Property of TNP REIT, including Parent, Borrower and Borrower’s Subsidiaries, plus (b) the amount of any cash and cash equivalents plus the value of any marketable securities or other short-term investments approved by the Agent, excluding tenant security and other restricted deposits of TNP REIT, Parent, Borrower and its Subsidiaries. For any non-wholly owned Real Properties, Total Asset Value shall be adjusted for TNP REIT’s, Parents, Borrower’s and its Subsidiaries’ pro rata ownership percentage.

“Total Leverage Ratio” shall mean the ratio (expressed as a percentage) of (a) the sum (without duplication) of the Borrower’s Indebtedness plus the Parent’s Indebtedness plus TNP REIT’s Indebtedness to (b) Total Asset Value.

“Tranche A Applicable Percentage” means, with respect to any Tranche A Lender, the percentage of the total Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment. If the Tranche A Commitments have terminated or expired, the Tranche A Applicable Percentages shall be determined based upon the Tranche A Exposure most recently in effect, giving effect to any assignments.

“Tranche A Available Amount” means the lesser of (a) the Tranche A Commitment and (b) as adjusted from time to time pursuant to the terms hereof, the lesser of (i) sixty-five percent (65%) of the Pool Value; or (ii) the Tranche A loan amount which would produce a Debt Yield of no less than (A) from the Effective Date through June     , 2011, twelve percent (12%); and (B) thereafter, thirteen percent (13%).

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche A Lender’s Tranche A Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Tranche A Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Tranche A Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Tranche A Lenders’ Tranche A Commitments is $25,000,000, which amount shall increase to $30,000,000 on February 15, 2011 (or such earlier date as requested by the Borrower) so long as the Tranche B Commitment has decreased to $5,000,000 or less (and any outstanding Tranche B Loans have been repaid to that amount) and shall further increase to $35,000,000 on June 30, 2011 (or such earlier date as requested by the Borrower) so long as the Tranche B Commitment has decreased to $0 (and any outstanding Tranche B Loans have been repaid to that amount).

“Tranche A Exposure” means, with respect to any Tranche A Lender at any time, the sum of the outstanding principal amount of such Tranche A Lender’s Tranche A Loans.

“Tranche A Guarantor” means, collectively, TNP REIT and the Parent, their respective successors and/or assigns and any other Person who from time to time has executed a Guaranty of the Tranche A Loans as required by the terms of this Agreement.

“Tranche A Lenders” means the Persons holding Tranche A Commitments listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Tranche A Loans” means the loans made by the Tranche A Lenders to the Borrower pursuant to this Agreement.

“Tranche A Maturity Date” means the Initial Tranche A Maturity Date, as may be extended to December 17, 2014 upon satisfaction of the following conditions: (a) receipt by Agent of Borrower’s written notification of such extension at least 60, but not more than 90, days prior to the initial Tranche A Maturity Date; (b) no Default or Event of Default shall have occurred and be continuing; and (c) payment of the Extension Fee at least 5 days prior to the Initial Tranche A Maturity Date.

“Tranche B Applicable Percentage” means, with respect to any Tranche B Lender, the percentage of the total Tranche B Commitments represented by such Tranche B Lender’s Tranche B Commitment. If the Tranche B Commitments have terminated or expired, the Tranche B Applicable Percentages shall be determined based upon the Tranche B Exposure most recently in effect, giving effect to any assignments.

“Tranche B Available Amount” means the lesser of (a) the Tranche B Commitment and (b) as adjusted from time to time pursuant to the terms hereof, the least of (i) the Tranche B loan amount which would produce an Aggregate Loan to Cost Ratio of no greater than seventy-five percent (75%); (ii) the Tranche B loan amount which would produce an Aggregate Loan to Value Ratio of no greater than seventy-five percent (75%) or (iii) the Tranche B loan amount which would produce an Aggregate DSCR of no less than 1.30:1.

“Tranche B Collateral” means, collectively, the Borrower Collateral, the TNP REIT Collateral and the Parent Collateral, excluding therefrom any and all rights in and relating to the Borrower’s, Parent’s and TNP REIT’s ownership of Parent and a Borrower, as applicable, and as more particularly described in the applicable Pledge Agreement.

“Tranche B Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche B Lender’s Tranche B Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Tranche B Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Tranche B Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Tranche B Lenders’ Tranche B Commitments is $10,000,000, which amount shall decrease to $5,000,000 on February 15, 2011 (or such earlier date as requested by the Borrower) and shall further decrease to $0 and terminate on June 30, 2011 (or such earlier date as requested by the Borrower).

“Tranche B Exposure” means, with respect to any Tranche B Lender at any time, the sum of the outstanding principal amount of such Tranche B Lender’s Tranche B Loans.

“Tranche B Guarantor” means, collectively, TNP, AWT Family Limited Partnership, a California limited partnership, and Thompson, their respective heirs (with respect to Thompson), successors and/or assigns and any other Person who from time to time has executed a Guaranty of the Tranche B Loans as required by the terms of this Agreement.

“Tranche B Lenders” means the Persons holding Tranche B Commitments listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Tranche B Loans” means the loans made by the Tranche B Lenders to the Borrower pursuant to this Agreement.

“Tranche B Maturity Date” means June 30, 2011 or such earlier date as requested by the Borrower upon which the Tranche B Commitments shall terminate and the Tranche B Loans shall be indefeasibly paid in full.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unconsolidated Affiliate” means, without duplication, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unused Fee” as defined in Section 2.09(a).

“Value” means the sum of the following:

(a) for Real Property that is not in the Mortgaged Property Pool, annualized prior quarter Net Operating Income divided by 8.75; plus

(b) for Real Property that is under development or is undeveloped land, the cost basis; plus

(c) for Real Property that is in the Mortgaged Property Pool, the aggregate Pool Value,

provided, however, that (i) for Real Properties not owned for the entire prior quarter, Net Operating Income shall be grossed up for such ownership period; and (ii) Net Operating Income from Real Properties no longer owned at the end of the fiscal quarter in question shall be excluded.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Designation of Lead Borrower as Agent for Borrower.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain Loans, the proceeds of which shall be available to each Borrower as set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and the Lenders on account the Loans as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such Loans are recorded on the books and records of the Lead Borrower and/or of any Borrower (including, without limitation, on account of any such treatment of said Loan as an equity investment in a Borrower by Lead Borrower).

(b) Each Borrower recognizes that credit available to it under the Loans are in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully, and punctually to discharge all Indebtedness and other Obligations of all of the Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan.

(d) The proceeds of each Loan which is requested by the Lead Borrower shall be advanced as and when otherwise provided herein or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the Borrower(s) on whose behalf such Loan was obtained. Neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds.

(e) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s attorney-in-fact to act in the Borrower’s name and stead and to do and perform all matters, to grant to the Agent for the benefit of the Lenders a security interest in the Collateral, transact all business, and make, execute and acknowledge all Loan Documents and other instruments relating to this Agreement including but not limited to, this Agreement, the Note, and the Deed of Trust. Each Borrower hereby acknowledges and agrees that the power of attorney created hereby is coupled with an interest.

(f) Nothing contained herein shall be deemed or otherwise construed to modify, waive, or otherwise limit the obligations of Guarantor under its respective Guaranty to the Agent and the Lenders.

ARTICLE II.

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in amounts requested by the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) if applicable, such Tranche A Lender’s Tranche A Exposure exceeding such Tranche A Lender’s Tranche A Commitment; (iii) if applicable, such Tranche B Lender’s Tranche B Exposure exceeding such Tranche B Lender’s Tranche B Commitment; (iv) the aggregate Revolving Credit Exposure of all Lenders exceeding the Maximum Loan Available Amount, (v) if applicable, the aggregate Tranche A Exposure of all Tranche A Lenders exceeding the Tranche A Available Amount or (vi) if applicable, the aggregate Tranche B Exposure of all Tranche B Lenders exceeding the Tranche B Available Amount; provided however, that no Lender shall be obligated to make a Loan in excess of the following (as applicable): (a) such Lender’s Applicable Percentage of the difference between the Maximum Loan Available Amount and the aggregate Revolving Credit Exposure of all Lenders; (b) such Tranche A Lender’s Tranche A Applicable Percentage of the difference between the Tranche A Available Amount and the aggregate Tranche A Exposure of all Tranche A Lenders; or (c) such Tranche B Lender’s Tranche B Applicable Percentage of the difference between the Tranche B Available Amount and the aggregate Tranche B Exposure of all Tranche B Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised solely of ABR Loans or Eurodollar Loans and of Tranche A Loans or Tranche B Loans as the Borrower may request in accordance with this Agreement. Each Lender, at its option, may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such ABR

Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Tranche A Available Amount or Tranche B Available Amount, as applicable. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings and Approval of Proposed Properties. To request a Borrowing, Lead Borrower (on behalf of the Borrower) shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Boston, Massachusetts time, three (3) Business Days before the date of the proposed Eurodollar Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, one (1) Business Day before the date of the proposed ABR Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in the form of Exhibit E and a Borrowing Base Certificate in the form of Exhibit G, each as attached hereto and hereby made a part hereof and signed by Lead Borrower, on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) whether such Borrowing is to be a Tranche A Borrowing or a Tranche B Borrowing; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding anything herein to the contrary, the Borrower shall have complied with Section 5.12 prior to submitting such Borrowing Request if the proceeds of such Borrowing are being used to fund the direct or indirect purchase of a Mortgaged Property or a Funded Approved Property.

SECTION 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent in Boston, Massachusetts, or wire transferred to such other account or in such manner as may be designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the Agent shall notify the Borrower and such Lender of the funding by the Agent, and the applicable Lender and the Borrower severally agree to pay to the Agent within three (3) Business Days after demand such corresponding amount (with demand to be first made on such Lender) with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower. If the Borrower and such Lender pay such interest to the Agent for an overlapping period, the Agent shall credit the future interest payments of Borrower by an amount (as calculated by Agent in its reasonable discretion) equal to the interest paid by Borrower for such overlapping period. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Delinquent Lender.

SECTION 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type and from the Tranche specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the Lead Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Lead Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Borrowing is repaid as provided herein, at the end of such Interest Period such Eurodollar Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06 Termination, Reduction and Increase of Commitments.

(a) Unless previously terminated by the Agent or Borrower in accordance with this Agreement, the Tranche A Commitments shall terminate on the Tranche A Maturity Date, and the Tranche B Commitments shall terminate on the Tranche B Maturity Date. On the Tranche B Maturity Date: (i) the Tranche B Guarantors shall automatically be released from the Guaranty and shall no longer be deemed a “Guarantor” under the Loan Documents (except to the extent the obligations of the Tranche B Guarantors explicitly survive the repayment of the Loans and termination of the Commitments); (ii) so long as no Event of Default has occurred and is continuing, the Liens and security interests of the Agent and Lenders in the Tranche B Collateral shall automatically terminate; and (iii) except as set forth in clause (i) above, the representations, warranties, covenants and negative covenants set forth in the Loan Documents with respect to the Tranche B Guarantors, the Approved Properties which do not also constitute Mortgaged Properties, the Funded Approved Properties and so long as no Event of Default has occurred and is continuing, the Tranche B Collateral shall no longer be deemed to be made, shall be of no further force and effect and shall not be deemed to be remade with respect to any Borrowings made after the Tranche B Maturity Date. If an Event of Default exists as of the Tranche B Maturity Date, the Liens and security interests of the Agent and Lenders in the Tranche B Collateral shall automatically terminate at such time as no Events of Default exist and at such time the representations, warranties, covenants and negative covenants set forth in the Loan Documents with respect to the Tranche B Collateral shall no longer be deemed to be made and shall be of no further force and effect. Agent and Lenders agree to execute, file and record any and all documents reasonably requested by Borrower or any Tranche B Guarantor to evidence such release or termination, at Borrower’s sole cost and expense.

(b) The Borrower may only reduce the Commitments without the prior written consent of the Agent and all of the Lenders in the following circumstances: the Borrower may from time to time reduce the Commitments, provided that each reduction in the Commitments shall be in an amount that is at least $5,000,000 and integrals thereof, and the total Commitments may not be reduced to less than $20,000,000 unless the Commitments are reduced to zero and terminated. The Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate Revolving Credit Exposure of all Lenders would exceed the Maximum Loan Available Amount as so reduced or, as applicable, the Tranche A Available Amount and/or the Tranche B Available Amount. Any reduction of the Commitments pursuant to this Section 2.06 shall be applied pro rata between the Tranche A Commitment and the Tranche B Commitment. After any reduction in the Commitments, the Borrower’s option to increase the Commitments provided in Section 2.06(d) shall terminate.

(c) The Lead Borrower shall notify the Agent of any election to reduce the Commitments under Section 2.06(b) at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.06(c) shall be irrevocable. Any reduction of the Commitments shall be permanent. Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) So long as the Borrower is not then in Default, and the Borrower has not previously decreased the Commitments under Section 2.06(b), the Borrower may, at any time after the Tranche B Maturity Date but prior to the Commitment Increase Termination Date, request that the Commitments be increased, so long as (a) each increase is in a minimum amount of $5,000,000 and an integral multiple of $5,000,000 (or such smaller amounts as the Agent may approve), (b) the aggregate Commitments do not exceed $150,000,000 (the “Maximum Commitment”), and (c) the aggregate amount of all such increases do not exceed $115,000,000. If the Borrower requests that the total Commitments be increased pursuant to this Section 2.06(d), the Agent shall use its best efforts to obtain increased or additional commitments up to the Maximum Commitment, and to do so the Agent may obtain additional lenders of its choice (and approved by Borrower, such approval not to be unreasonably withheld or delayed, provided that Borrower shall have the right, in its sole discretion, to reject any proposed lenders that are Competitors or tenants of any Real Property), and without the necessity of approval from any of the Lenders. The Borrower and each other Credit Party shall execute an amendment to this Agreement, additional Notes and other documents as the Agent may reasonably require to evidence the increase of the Commitments, the addition of new projects as Mortgaged Properties, if applicable, and the admission of additional Persons as Lenders, if necessary.

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Tranche A Lender the then unpaid principal amount of each Tranche A Loan on the Tranche A Maturity Date, and (ii) to the Agent for the account of each Tranche B Lender the then unpaid principal amount of each Tranche B Loan on the Tranche B Maturity Date. At the request of each Lender, the Loans made by such Lender shall be evidenced by a Note payable to such Lender in the amount of such Lender’s Commitment.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Tranche thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. Borrower shall be entitled to rely on the accounts prepared by Agent (in lieu of any accounts maintained by each Lender), and Agent agrees to provide Borrower with statements of such accounts following Borrower’s written request.

(d) The entries made in the accounts maintained pursuant to Section 2.07(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.08 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.08(b), and subject to Section 2.13, if applicable.

(b) The Lead Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c) In connection with the prepayment of any Loan prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay any applicable expenses pursuant to Section 2.13.

(d) Borrower shall apply one hundred percent (100%) of the Net Proceeds of the Equity Issuances by TNP REIT to prepay the Tranche B Loans, subject to the exceptions set forth in Section 5.18.

(e) Amounts to be applied to the prepayment of Loans pursuant to any of the preceding subsections of this Section 2.08 shall be applied, first, to reduce outstanding ABR Loans and next, to the extent of any remaining balance, to reduce outstanding Eurodollar Loans. Each such prepayment shall be applied to prepay ratably the Loans of the Lender.

(f) If at any time (i) the aggregate Revolving Credit Exposure of all Lenders exceeds the then effective Maximum Loan Available Amount, (ii) the aggregate Tranche A Exposure of all Tranche A Lenders exceeds the then effective Tranche A Available Amount; or (iii) the aggregate Tranche B Exposure of all Tranche B Lenders exceeds the then effective Tranche B Available Amount, the Borrower shall prepay the applicable Loans in an amount equal to such excess within one (1) Business Day after such occurrence.

SECTION 2.09 Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender an unused fee, which shall accrue at 0.45% per annum on the average daily unused amount of the Commitment of such Lender (the “Unused Fee”) during the period from and including the date of this Agreement to, but excluding, the date on which such Commitment terminates; provided, however, that the Unused Fee due to any Lender shall be pro rated for any days during such period when such Lender was a Delinquent Lender. Unused Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third

Business Day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Unused Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be based on the then existing Commitments of the Lenders.

(b) The Borrower agrees to pay to the Agent, for the account of each Lender, the Extension Fee at least 5 days prior to the Initial Tranche A Maturity Date; provided, however, that if any Lender is a Delinquent Lender at the time the Extension Fee is paid, the portion due to any Delinquent Lender shall be held in escrow by Agent until either (i) such Delinquent Lender becomes a Non-Delinquent Lender (at which time the applicable portion of the Extension Fee shall be paid to such Lender) or (ii) such Delinquent Lender is replaced pursuant to Section 2.17 (at which time the applicable portion of the escrowed Extension Fee shall be returned to Borrower).

(c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in the fee letters executed between the Borrower, KeyBank, Lead Arranger and the Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.10 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the lesser of (x) the Alternate Base Rate plus the Applicable Rate, or (y) the Maximum Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (a) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (b) the Maximum Rate.

(c) Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (y) the Maximum Rate, or (ii) in the case of any other amount, the lesser of (x) 4% plus the rate applicable to ABR Loans as provided in Section 2.10(a), or (y) the Maximum Rate; and (B) after the occurrence and during the continuance of any Event of Default, at the option of the Agent, or if the Agent is directed in writing by the Required Lenders to do so, the Loan shall bear interest at a rate per annum equal to the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (y) the Maximum Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.10(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and twelve (12) 30-day months, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by the Required Lenders that (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period and (ii) such fact is generally applicable to its loans of this type to similar borrowers, as evidenced by a certification from such Lenders;

then the Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition (other than one relating to Excluded Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, within fifteen (15) days of any written request by such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, which amounts shall be determined by such Lender in its sole but reasonable judgment, after good faith and reasonable computation.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, within fifteen (15) days of any written request by such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, which amounts shall be determined by such lender in its sole but reasonable judgment, after good faith and reasonable computation.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b)), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Lead Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its main offices in Cleveland, Ohio, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. If the Agent receives a payment for the account of a Lender prior to 1:00 p.m., Boston, Massachusetts time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Agent, the Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the Federal Funds Effective Rate. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no February 30th), the payment shall be due on the last Business Day of such calendar month. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.04(b) or 2.15(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Each Lender will notify the Lead Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.10 and 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17 Delinquent Lenders. If for any reason any Lender is a Delinquent Lender, then, in addition to the rights and remedies that may be available to Agent, other Lenders, the Borrower or any other party at law or in equity, and not in limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Non-Delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Pro Rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

The Non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (a “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Agent and each Non-Delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any Non-Delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

In connection with any Borrowing, in the event that (a) a Delinquent Lender fails to fund its pro rata share of any requested Borrowing and (b) one or more Non-Delinquent Lenders do not elect to acquire the Delinquent Lender’s right to fund such Loan, such that the Lenders advance less than the full amount requested by Borrower in such Borrowing Request (to the extent such full amount requested by Borrower has been approved by the Agent) (the Pro Rata share of the Delinquent Lender which is not advanced is referred to herein, as the “Shortfall Amount”), then the Borrower shall have the right to deduct, from the Net Proceeds otherwise deliverable to the Agent pursuant to Section 2.08(d) of this Agreement, an amount equal to the Shortfall Amount. Upon the occurrence of any Event of Default under this Agreement, and notwithstanding whether the Borrower has deducted the full Shortfall Amount from the Net Proceeds as of such date, the Borrower’s right to deduct such Shortfall Amount from the Net Proceeds shall automatically terminate (without any further act by Agent or notice to Borrower required) and the Borrower shall immediately deposit any and all Net Proceeds in the Distribution Account.

ARTICLE III.

Representations and Warranties

The Credit Parties represent and warrant to the Lenders and the Agent that:

SECTION 3.01 Organization; Powers. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required to the extent that the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws, (b) will not violate, to the Credit Parties’ knowledge, any applicable law, regulation or order of any Governmental Authority to the extent that such violation could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Credit Party or any of the Borrower’s Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of the Borrower’s Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of the Borrower’s Subsidiaries to the extent that such violation, default or right to require payment could reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any Collateral, except pursuant to the Deed of Trust and the Pledge Agreements.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders financial statements as of and for the fiscal year ended December 31, 2009 reported on by KPMG LLP, independent public accountants, for TNP REIT. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of TNP REIT and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b) The following documents continue to fairly represent the financial condition of the Tranche B Guarantors on the date hereof: (i) that certain Covenant Compliance Certificate dated as of November 15, 2010 as delivered to KeyBank by TNP; and (ii) that certain Thompson Guarantor’s Compliance certificate dated as of November 15, 2010 as delivered to KeyBank by Thompson and AWT.

(c) Since December 31, 2009, no event has occurred which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of the Credit Parties and the Borrower’s Subsidiaries has title to, or valid leasehold interests in, all Collateral and all real and personal property necessary to its business, except for Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Except as otherwise set forth in the property conditions reports obtained with respect to each Mortgaged Property and each Funded Approved Property, to the best of each Credit Party’s knowledge, all components of all improvements included within such Mortgaged Property or Funded Approved Property, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best of each Credit Party’s knowledge, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Mortgaged Properties and the Funded Approved Properties are installed and operating and are sufficient to enable each Mortgaged Property and each Funded Approved Property to continue to be used and operated in the manner currently being used and operated, and no Credit Party has any knowledge of any fact or condition that reasonably could be expected to result in the termination or material impairment of the furnishing thereof, subject to such exceptions which could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(c) To the best of each Credit Party’s knowledge, all franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) which are reasonably required to have been issued by Governmental Authority to enable all Mortgaged Properties and Funded Approved Properties to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate could not be reasonably expected to have a Material Adverse Effect. To the best of each Credit Party’s knowledge, no Credit Party or any Subsidiary of the Borrower is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation could reasonably be expected to have a Material Adverse Effect.

(d) None of the Credit Parties or Subsidiaries of the Borrower has received any written notice or has any actual knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Mortgaged Property or Funded Approved Property or any part thereof, or any proposed termination or impairment of any parking at any Mortgaged Property or Funded Approved Property or of any sale or other disposition of any Mortgaged Property or Funded Approved Property or any part thereof in lieu of condemnation, which in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) Except for events or conditions which could not reasonably be expected to have, in the aggregate, a Material Adverse Effect, no portion of any Mortgaged Property or Funded Approved Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty.

(f) No portion of any Mortgaged Property or Funded Approved Property is located in a special flood hazard area as designated by any federal Government Authorities or any area identified by the insurance industry or other experts acceptable to the Agent as an area that is a high probable earthquake or seismic area, except as set forth on Schedule 3.05.

(g) There are no Persons operating or managing any Mortgaged Property or Funded Approved Property other than the Borrower, the Management Company and any Sub-Managers pursuant to (i) the management agreements delivered to Agent as of the Effective Date, and (ii) such other management agreements in form and substance reasonably satisfactory to the Agent, provided that sub-management contracts between the Management Company and a Sub-Manager are not subject to Agent’s approval.

(h) To the best of the Credit Parties’ knowledge, except as disclosed on the Current Survey, no improvement or portion thereof, or any other part of any Mortgaged Property or Funded Approved Property, is dependent for its access, operation or utility on any land, building or other improvement not included in such Mortgaged Property or Funded Approved Property, other than for access provided pursuant to a recorded easement, declaration or other right of way establishing the right of such access, subject to such exceptions which could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

SECTION 3.06 Intellectual Property. To the best of the Credit Parties’ knowledge, each Credit Party and each of the Borrower’s Subsidiaries owns, or is licensed to use, all patents and other intellectual property the absence of which could reasonably be expected to have a Material Adverse Effect, and the use thereof does not materially infringe upon the rights of any other Person. To the best of the Credit Parties’ knowledge, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party or any of the Borrower’s Subsidiaries, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party or any of the Borrower’s Subsidiaries, is pending or threatened, the outcome of which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best of the Credit Parties’ knowledge, threatened against or affecting any Credit Party or any of the Borrower’s Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except as disclosed in the environmental reports obtained with respect to each Mortgaged Property and each Funded Approved Property:

(i) to the best of the Credit Parties’ knowledge, each Mortgaged Property and each Funded Approved Property is free from contamination by any Hazardous Material, except as could not reasonably be expected to have a Material Adverse Effect;

(ii) to the best of the Credit Parties’ knowledge, the operations of the Credit Parties, and the operations at each Mortgaged Property and each Funded Approved Property are in compliance with all applicable Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect;

(iii) none of the Credit Parties or Subsidiaries of the Borrower have known liabilities with respect to Hazardous Materials at any Mortgaged Property or Funded Approved Property and, to the best of the Credit Parties’ knowledge, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to such Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;

(iv) To the best of the Credit Parties’ knowledge, (A) the Credit Parties and each Mortgaged Property and each Funded Approved Property have all Environmental Permits (if any) necessary for the operations at such Mortgaged Property or Funded Approved Property and are in compliance with such Environmental Permits; (B) there are no legal proceedings pending nor threatened to revoke, or alleging the violation of, such Environmental Permits; and (C) none of the Credit Parties or Subsidiaries of the

Borrower have received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any Mortgaged Property or Funded Approved Property, in each case, except as could not reasonably be expected to have a Material Adverse Effect;

(v) none of the Mortgaged Properties or Funded Approved Properties currently leased or owned by any Credit Party, nor, to the best of the Credit Parties’ knowledge, any owner of Mortgaged Property or Funded Approved Property leased or operated by any Credit Party, are subject to any outstanding written order or contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Credit Party has been given notice respecting (A) Environmental Laws, (B) Remedial Action, (C) any Environmental Claim; or (D) the Release or threatened Release of any Hazardous Material, in each case, except as could not reasonably be expected to have a Material Adverse Effect;

(vi) none of the Credit Parties or Subsidiaries of the Borrower are subject to any pending legal proceeding alleging the violation of any Environmental Law with respect to any Mortgaged Property or Funded Approved Property nor, to the best of Credit Parties’ knowledge, are any such proceedings threatened, in either case, except as could not reasonably be expected to have a Material Adverse Effect;

(vii) none of the Credit Parties or Subsidiaries of the Borrower or, to the best of the Credit Parties’ knowledge, any owner of any Mortgaged Property or Funded Approved Property leased by any Credit Party, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment with respect to a Mortgaged Property or a Funded Approved Property, in each case, except as could not reasonably be expected to have a Material Adverse Effect;

(viii) none of the operations of the Credit Parties or Subsidiaries of the Borrower at a Mortgaged Property or a Funded Approved Property or, to the best of the Credit Parties’ knowledge, of any owner of any Mortgaged Property or any Funded Approved Property currently leased by any Credit Party or of any tenant of any Mortgaged Property or any Funded Approved Property currently leased from any Credit Party, involve or, to the best of the Credit Parties’ knowledge, previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws; and

(ix) to the best of the Credit Parties’ knowledge, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Mortgaged Property or Funded Approved Property leased or owned by any Credit Party, (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.

SECTION 3.08 Compliance with Laws and Agreements. Each of the Credit Parties and Subsidiaries of the Borrower are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or to its knowledge, its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.09 Investment and Holding Company Status. Neither any of the Credit Parties nor any of the Borrower’s Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.10 Taxes. Each Credit Party and each of the Borrower’s Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The Borrower does not have any Plans as of the date hereof. As to any future Plan the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.12 Disclosure. To the best of the Credit Parties’ knowledge, there are no agreements, instruments and corporate or other restrictions to which it, any other Credit Party, or any of its Subsidiaries is subject, or any other matters known to it, that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information prepared by a Credit Party, an Affiliate of a Credit Party or any employee or officer thereof and furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (the “Affiliate Prepared Information”) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided further that none of the Credit

Parties shall be responsible for the accuracy of any statements or information contained in any deliverable that is not Affiliate Prepared Information (the “Third Party Information”) except that the Credit Parties represent and warrant that, to the best of their knowledge, the Third Party Information does not contain any material errors, omissions or misstatements of fact.

SECTION 3.13 Insurance. Borrower has provided to Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date all insurance policies and programs currently in effect with respect to the assets and business of the Credit Parties and the Borrower’s Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof, with Agent, for the benefit of the Lenders, being names as mortgagee, additional insured and loss payee, as applicable. Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.06) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Credit Parties and the Subsidiaries of the Borrower.

SECTION 3.14 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock.

SECTION 3.15 Subsidiaries; REIT Qualification. As of the Effective Date, TNP REIT has only the Subsidiaries listed on Schedule 3.15 attached hereto. The Borrower qualifies as a “qualified REIT subsidiary” under Section 856 of the Code. TNP REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. TNP REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder.

SECTION 3.16 Leases. With respect to the Mortgaged Properties, Borrower represents and warrants to the Agent and the Lenders that: (i) Borrower has delivered to Agent a true and correct copy of each Lease and any guaranty(ies) thereof which affect any part of the Mortgaged Property; (ii) no such Lease or guaranty contains any option or right of first refusal to purchase all or any portion of the Mortgaged Property, or any present or future interest therein, except for the right of first refusal to purchase in that certain lease agreement with Fresh N Easy (however, that right has terminated); (iii) complete and correct rent rolls for the Mortgaged Property as of the date hereof have been delivered to Agent; (iv) to the best of Borrower’s knowledge, the Leases are currently in full force and effect with no existing default on the part of the landlord thereunder and no condition existing with respect thereto which, with the giving of notice or the passage of time, could constitute such a default; and (v) to Borrower’s knowledge, there is no existing material default by any of the tenants under any of the Leases and no condition existing with respect thereto which, with the giving of notice or the passage of time, could constitute such a default.

SECTION 3.17 Termination of Certain Representations and Warranties. Notwithstanding anything set forth herein to the contrary, except as provided in clause (i) of Section 2.06(a), upon the Tranche B Maturity Date and the release of the Tranche B Collateral and Tranche B Guarantors, any and all representations and warranties set forth in this Agreement with respect to the Funded Approved Properties, the Tranche B Collateral and the Tranche B Guarantors shall no longer be deemed to be made, shall be of no further force and effect and shall not be deemed to be remade with respect to any Borrowings made after the Tranche B Maturity Date.

ARTICLE IV.

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.

(b) The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Effective Date) of counsel for the Credit Parties, as the Agent may approve, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement (including each Credit Party’s compliance with Section 9.14 and other customary “know your customer” requirements) or the Transactions, all in form and substance satisfactory to the Agent and its counsel.

(d) The Agent shall have received a Compliance Certificate and Borrowing Base Certificate, dated the date of this Agreement and signed by a Financial Officer of Borrower, in form and substance satisfactory to the Agent.

(e) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Agent shall have received the Appraisal, the Environmental Assessment, the Title Insurance Policy and the Current Survey (in each instance as delivered in connection with the original closing of the Loan, with the Agent receiving an acceptable endorsement to each

Title Policy), property condition assessments, insurance certificates, and such other due diligence information as the Agent may require for each Mortgaged Property.

(g) The existing Indebtedness secured by the Moreno Marketplace and San Jacinto Property shall, on or prior to the Effective Date, be repaid in full using the Tranche A Loans, and all Liens securing such existing Indebtedness shall be terminated simultaneously. The guaranty executed by Thompson in connection with the existing Indebtedness secured by the Moreno Marketplace shall be terminated upon the repayment of such Indebtedness, and Thompson shall be released from his obligations under such guaranty, except to the extent such obligations are intended to survive the termination of the guaranty. Agent agrees, at Borrower’s expense, to execute any documents reasonably requested by Borrower or Thompson to evidence such termination and release.

The Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent a representation or warranty is already qualified by materiality, in which case such representation or warranty shall be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) With respect to any requested Borrowings, the Borrower shall have complied with Section 2.03.

(d) The Agent shall have received a Borrowing Base Certificate signed by a Financial Officer of Borrower.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Credit Parties covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements: Ratings Change and Other Information. The Credit Parties will furnish to the Agent and each Lender:

(a) within 120 days after the end of each fiscal year of TNP REIT and TNP, each such entity’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with all notes and supporting schedules thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) which present fairly in all material respects the financial condition and results of operations of each of TNP REIT, TNP and their respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within one hundred twenty (120) days of the end of each calendar year, balance sheets of Thompson and AWT in the form previously provided to and approved by Agent prior to the date of this Agreement, such balance sheets to be unqualified, true, accurate and complete and fairly represent in all material respects the financial condition of Thompson and AWT as of the dates thereof;

(c) within 45 days after the end of each fiscal quarter of TNP REIT and TNP, (i) each such entity’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, together with all notes and supporting schedules thereto, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of each such entity on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) for TNP REIT a Real Property Portfolio Summary Schedule, broken out by Mortgaged Properties in the Mortgaged Property Pool and all other properties of TNP REIT and its Subsidiaries, detailing at a minimum, the property address, square footage, annualized Net Operating Income for such fiscal quarter, cost basis and Appraised Value (if applicable);

(d) within forty-five (45) days following the end of each calendar quarter the following, prepared by Thompson and certified by Thompson to be true, accurate and complete and to fairly represent in all material respects the financial condition of Thompson and AWT as of the dates thereof: (a) balance sheets in the form previously provided to and approved by Agent prior to the date of this Agreement showing the results of operation for the prior quarter; and (b) covenant compliance certificates substantially in the form of Exhibit C attached hereto signed by Thompson (and such additional backup material as may be reasonably requested by Agent);

(e) concurrently with the delivery thereof, copies of all quarterly and annual reporting provided to the investors in TNP REIT;

(f) concurrently with any delivery of financial statements under clause (a) or (c) above, as applicable, a compliance certificate of a Financial Officer of TNP REIT (the “TNP

REIT Compliance Certificate”) in the form of Exhibit B attached hereto, a borrowing base certificate of a Financial Officer of TNP REIT (the “Borrowing Base Certificate”) in the form of Exhibit G attached hereto, and a compliance certificate of Thompson and a Financial Officer of TNP (the “Tranche B Guarantor Compliance Certificate”) in the form of Exhibit C attached hereto;

(g) promptly after the same become publicly available for Forms 10-K and 10-Q described below, and upon written request for items other than Forms 10-K and 10-Q described below, copies of all periodic and other reports, proxy statements and other materials filed by TNP REIT, the Borrower or any Subsidiary with the Securities and Exchange Commission (including registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents)), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by TNP REIT or the Borrower to its shareholders generally, as the case may be, provided, that this covenant may be satisfied by directing Agent and each Lender to the appropriate page of the Securities and Exchange Commission website;

(h) (i) use reasonable efforts to provide on a weekly basis (on or before each Friday) and (ii) provide on a monthly basis, within ten (10) Business Days after the expiration of the immediately preceding calendar month, a summary of all Equity Issuances during the immediately preceding week or month (as applicable), including the resulting amount of Net Proceeds derived from, or otherwise related thereto, which summary shall be internally prepared by TNP REIT, and certified by TNP REIT to be true, accurate and complete in all material respects. Each such report shall be in the format of the “blotter” report delivered to Agent as of the date of this Agreement, or in such other form and format as is satisfactory to the Agent in all respects;

(i) within thirty (30) days of the filing thereof, if requested by Agent, complete copies of all federal and state tax returns and supporting schedules of Borrower, Guarantors and any Entity; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary of the Borrower, or compliance with the terms of the Loan Documents, as the Agent or any Lender may reasonably request.

SECTION 5.02 Financial Tests. The applicable Credit Parties shall have and maintain, on a consolidated basis in accordance with GAAP, tested as of the close of each fiscal quarter:

(a) a Total Leverage Ratio of TNP REIT of no greater than the following:

At all times during the following periods:	Total Leverage Ratio
Effective Date through December 31, 2010	75%
January 1, 2011 through	70%

March 31, 2011
April 1, 2011 and thereafter	65%

(b) an Interest Coverage Ratio of TNP REIT of not less than the following:

At all times during the following periods:	Interest Coverage Ratio:
Effective Date through March 31, 2011	1.70:1
April 1, 2011 through June 30, 2011	1.85:1
July 1, 2011 and thereafter	2.00:1

(c) a Fixed Charge Coverage Ratio of TNP REIT of not less the following:

At all times during the following periods:	Fixed Charge Coverage Ratio:
Effective Date through March 31, 2011	1.40:1
April 1, 2011 through June 30, 2011	1.50:1
July 1, 2011 and thereafter	1.60:1

(d) Liquidity of TNP REIT of not less than the following:

At all times during the following periods:	Liquidity:
Effective Date through March 30, 2011	$500,000
March 31, 2011 through June 29, 2011	$750,000
June 30, 2011 through December 30, 2011	$1,000,000
December 31, 2011 and thereafter	$1,500,000

(e) Tangible Net Worth of TNP REIT at least (i) eighty-five percent (85%) of the Tangible Net Worth as of the Effective Date, plus (ii) eighty-five percent (85%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party) received by TNP REIT or the Borrower at any time from the issuance of stock (whether common, preferred or otherwise) of TNP REIT or the Borrower after the Effective Date, plus (iii) eighty-five percent (85%) of the amount of equity in any properties contributed to TNP REIT after the Effective Date in exchange for shares, ownership interest in the Parent or other consideration, at all times;

(f) Beginning on March 31, 2011, the ratio of (i) the Indebtedness of TNP REIT that bears interest at a varying rate of interest or that does not have the interest rate effectively fixed or hedged pursuant to a Hedging Agreement, to (ii) the Indebtedness of TNP REIT, shall not exceed twenty percent (20%), with all Hedging Agreements subject to the review and approval of Agent;

(g) Aggregate Tranche B Guarantor Net Worth of at least $20,000,000; and

(h) Aggregate Tranche B Guarantor Liquidity of at least $1,000,000.

In the event that the Tranche B Guarantors fail to satisfy the financial covenants set forth in Section 5.02(g) or (h) (each such occurrence, a “Notice Event”), then Borrower and/or the Tranche B Guarantors (as applicable) shall have sixty (60) days, commencing on the date that the then applicable Tranche B Guarantor Compliance Certificate is required to be delivered under Section 5.01(d) of this Agreement (and without regard to whether such Tranche B Guarantor Compliance Certificate is delivered or is otherwise timely delivered), to cause the Tranche B Guarantors to remedy such Notice Event (such sixty (60) day period being referred to herein, as the “Notice Period”). For purposes of clarification, the occurrence of a Notice Event shall not constitute a Default or an Event of Default under this Agreement, and Borrower shall have the right, subject to the terms and provisions of this Agreement, to request Borrowings during the Notice Period. If, as of the expiration of the Notice Period, such event giving rise to the Notice Event has not been remedied to the reasonable satisfaction of the Agent (such that the Tranche B Guarantors are in compliance with the financial covenants set forth above), then such event shall constitute an Event of Default under this Agreement and the Loan Documents, and the Agent shall have the right to pursue any and all remedies of the Agent set forth in this Agreement and the Loan Documents.

SECTION 5.03 Notices of Material Events. The Borrower will furnish to the Agent and each Lender written notice of the following promptly after it becomes aware of same (unless specific time is set forth below):

(a) within five (5) Business Days after it has actual knowledge thereof, the occurrence of any Default;

(b) within five (5) Business Days after the filing or commencement of any action, suit or proceeding by or before any Governmental Authority (excluding any courts) against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) within five (5) Business Days (i) after the filing or commencement of any litigation or arbitration which is pending against a Credit Party and where the amount in controversy exceeds $1,000,000 and (b) after a Credit Party has knowledge thereof, threatened in writing against a Credit Party in which the amount in controversy exceeds $10,000,000, and which Borrower reasonably believes is not covered entirely by insurance;

(d) within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(e) within five (5) Business Days after it has actual knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.03 shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.01. Each Borrower must at all times be a wholly owned direct or indirect Subsidiary of TNP REIT.

SECTION 5.05 Payment of Obligations. Subject to any applicable right to contest, each Credit Party shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, or to bond over, all Taxes, assessments and other governmental charges payable by it, or with respect to the Mortgaged Property or the Collateral, as well as all claims or obligations for labor, materials, supplies or services (involving an amount in excess of $500,000 in any instance or $3,000,000 in the aggregate) that could result in a lien on the Mortgaged Property or the Collateral or for borrowed funds in any amount.

SECTION 5.06 Maintenance of Properties; Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all Mortgaged Property, Funded Approved Property and property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are set forth in the schedule provided pursuant to Section 3.13, with Agent named as loss payee and a beneficiary of such insurance on substantially similar policies and programs as are acceptable to Agent.

(b) The Borrower shall maintain the following insurance coverages for each of the Mortgaged Properties in the Mortgaged Property Pool:

(i) An all-risk policy of permanent property insurance insuring the Mortgaged Property against all risks of any kind or character except those permitted by the Agent in writing to be excluded from coverage thereunder.

(ii) A boiler and machinery insurance policy covering loss or damage to all portions of the Mortgaged Property comprised of air-conditioning and heating systems, other pressure vessels, machinery, boilers or high pressure piping.

(iii) An all-risk policy of insurance covering loss of earnings and/or rents from the Mortgaged Property in the event that the Mortgaged Property is not available for use or occupancy due to casualty, damage or destruction required to be covered by the policies of insurance described in (i) and (ii) above.

(iv) Commercial general liability, auto liability, umbrella or excess liability and worker’s compensation insurance against claims for bodily injury, death or property damage occurring on, in or about the Mortgaged Property in an amount and containing terms acceptable to the Agent.

(v) Such other insurance against other insurable hazards, risks or casualties which at the time are commonly insured against in the case of owners and premises similarly situated, due regard being given to the financial condition of the Borrower, the height and type of the Mortgaged Property, its construction, location, use and occupancy.

(vi) All required insurance will be written on forms acceptable to the Agent and by companies having a Best’s Insurance Guide Rating of not less than A or A+ (subject to the requirements of any Lease) and which are otherwise acceptable to the Agent, and such insurance (other than third party liability insurance) shall be written or endorsed so that all losses are payable to the Agent, as Agent for the Lenders. The original policies evidencing such insurance shall be delivered by the Borrower to the Agent and held by the Agent, unless Agent expressly consents to accept insurance certificates instead. Each such policy shall expressly prohibit cancellation or modification of insurance without thirty (30) days’ written notice to the Agent. The Borrower agrees to furnish (only to the extent available in the event such premiums are paid directly by tenants) due proof of payment of the premiums for all such insurance to Agent promptly after each such payment is made and in any case at least fifteen (15) days before payment becomes delinquent.

(c) Except as may be required under the terms of any Approved Lease or Property Loan Documents, all net proceeds of insurance with respect to a Mortgaged Property or Funded Approved Property shall be paid to Agent and, at Agent’s option, be applied to Borrower’s Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost to Repair”). If the Cost to Repair does not exceed twenty percent (20%) of the Pool Value of the subject Mortgaged Property (or twenty percent (20%) of the Value of the subject Funded Approved Property), provided no Event of Default is then in existence, Agent shall release so much of the insurance proceeds as may be required to pay for the actual Cost to Repair in accordance with and subject to the provisions of Section 5.06(d) below.

(d) If Agent elects or is required to release insurance proceeds, Agent may impose (subject to the requirements of any Approved Lease), reasonable conditions on such release which shall include, but not be limited to, the following:

(i) Prior written approval by Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the restoration or repair of the loss or damage;

(ii) Waivers of lien, architect’s certificates, contractor’s sworn statements and other evidence of costs, payments and completion as Agent may reasonably require;

(iii) If the Cost to Repair does not exceed $500,000, the funds to pay therefor shall be released to Borrower. Otherwise, funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to the value of the work completed (less applicable retainage) shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Agent of satisfactory evidence of payment and release of all liens;

(iv) Determination by Agent in its reasonable discretion that the undisbursed balance of such proceeds on deposit with Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost to Repair, free and clear of all liens and claims for lien;

(v) All work to comply with the standards, quality of construction and Legal Requirements applicable to the original construction of the Mortgaged Property;

(vi) in Agent’s good faith and reasonable judgment the Repair Work is likely to be completed at least three (3) months prior to the Maturity Date;

(vii) each tenant of the Property which might otherwise have a right to terminate its lease on account of such casualty or condemnation shall have waived its right to so terminate conditioned only upon the Repair Work being completed within a reasonable period of time acceptable to Agent or such period as is expressly provided in the applicable leases, whichever is longer, so long as the period does not exceed the period for which rent loss insurance is available; and

(viii) no Event of Default is in existence as of the date of such casualty or condemnation or on the date of any applicable disbursement of any insurance proceeds or condemnation award to Borrower (excluding any Event of Default relating to such casualty or condemnation);

(ix) Agent is reasonably satisfied that all payments to be made by Borrower under the Notes will be made in a timely manner;

(x) Agent shall have received copies of all permits and approvals required in connection with the Repair Work; and

(xi) Agent shall be satisfied that after the Repair Work is completed, the value of said Mortgaged Property, upon completion of the Repair Work, will equal or exceed such value immediately prior to the applicable casualty loss or condemnation.

(e) Subject to the requirements of any Approved Lease and any Property Loan Documents, if there is any condemnation for public use of a Mortgaged Property or Funded Approved Property, the net proceeds on account thereof shall be paid to Agent and shall be applied to Borrower’s obligations, or at Agent’s discretion released to Borrower. If, in the case of a partial taking or a temporary taking, in the good faith and reasonable judgment of Agent the effect of such taking is such that there has not been a material and adverse impairment of the profitability of the Mortgaged Property or Funded Approved Property, so long as no Event of Default exists Agent shall release awards on account of such taking to Borrower if such awards are sufficient (or amounts sufficient are otherwise made available) to repair or restore the Mortgaged Property or the Funded Approved Property to a condition reasonably satisfactory to Agent, subject to the requirements of Section 5.06(d).

SECTION 5.07 Books and Records; Inspection Rights.

(a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(b) The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice and subject to rights of tenants, to visit and inspect the Pool Properties and any of its properties where books and records are kept, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds. The proceeds of the Loans will be used for acquisition, acquisition fees and expenses, development and enhancement of Real Property, debt refinancing, capital and tenant improvements and working capital. No part of the proceeds of any Loan will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.10 Fiscal Year. Borrower shall maintain (and shall cause TNP REIT to maintain) as its fiscal year the twelve (12) month period ending on December 31 of each year.

SECTION 5.11 Environmental Matters.

(a) Borrower shall comply and shall cause each of its Subsidiaries and each Mortgaged Property and Funded Approved Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) If the Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Mortgaged Property and Funded Approved Property owned or leased by Borrower or any of its Subsidiaries, or real property immediately adjoining such Mortgaged Property and Funded

Approved Property, which could reasonably be expected to have a Material Adverse Effect, then Borrower agrees, upon request from the Agent (which request may be delivered at the option of Agent or at the direction of Required Lenders), to provide the Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Agent and the Required Lenders that any Credit Party or Mortgaged Property or Funded Approved Property owned or leased by them is in material compliance with all applicable Environmental Laws.

(c) Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Law or any Governmental Authority with respect to Mortgaged Properties and Funded Approved Properties.

(d) If the Borrower fails to timely take, or to diligently and expeditiously proceed to complete, any action described in this Section 5.11 within the lesser of: (i) thirty (30) days following Borrower’s actual knowledge of the event in question or (ii) the period required for such actions by any applicable Environmental Laws, the Agent may, after notice to the Lead Borrower, with the consent of the Required Lenders, make advances or payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by the Agent (including reasonable counsel and consultant and investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will become due and payable from the Borrower fifteen (15) Business Days after demand, and shall bear interest at the rate for past due interest provided in Section 2.10(c) from the date any such sums are so advanced or paid by the Agent until the date any such sums are repaid by the Borrower. Promptly upon request, the Borrower will execute and deliver such instruments as the Agent may deem reasonably necessary to permit the Agent to take any such action, and as the Agent may require to secure all sums so advanced or paid by the Agent. If a Lien is filed against the Mortgaged Property by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Borrower or for which any Borrower is responsible, resulting in the Releasing of any Hazardous Material into the waters or onto land located within or without the State where the Mortgaged Property is located, then the Borrower will, within thirty (30) days from the date that the Borrower is first given notice that such Lien has been placed against the Mortgaged Property (or within such shorter period of time as may be specified by the Agent if such Governmental Authority has commenced steps to cause the Mortgaged Property to be sold pursuant to such Lien), either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Agent and is sufficient to effect a complete discharge of such Lien on the Mortgaged Property.

SECTION 5.12 Mortgaged Property Pool and Approved Property Pool.

(a) Mortgaged Property Pool.

(i) The Borrower will at all times own in fee simple (or, if approved by the Agent and Majority Lenders, leasehold title) a pool of Mortgaged Properties (the

“Mortgaged Property Pool”). As of the Effective Date, the Mortgaged Properties included in the Mortgaged Property Pool are listed on Schedule 5.12(a) attached hereto.

(ii) From and after the date which is nine (9) months after the Effective Date, (A) there shall at all times be at least four (4) Mortgaged Properties in the Mortgaged Property Pool; and (B) no single Mortgaged Property shall have a Pool Value equal to or greater than 35% of the aggregate Pool Value, unless the outstanding Loans total less than 50% of the aggregate Pool Value.

(iii) In order to request Agent’s and Majority Lenders’ approval of a Proposed Mortgaged Property for inclusion in the Mortgaged Property Pool pursuant to Section 5.12(c) (which determination shall be made in Agent’s and Majority Lenders’ sole discretion), the Proposed Mortgaged Property shall satisfy all of the following criteria (collectively, the “Mortgaged Property Requirements”):

(A) The Proposed Mortgaged Property shall be an existing, completed retail property located within the United States.

(B) The Proposed Mortgaged Property shall be owned in fee simple (or if approved by Agent and the Majority Lenders, leasehold title) by a Borrower or shall be so held following the acquisition of such Proposed Mortgaged Property using a Tranche A Loan.

(C) If the Proposed Mortgaged Property is or will be leased by Borrower, the Agent and Majority Lenders shall have received and approved the Ground Lease and a memorandum of the Ground Lease.

(D) A final certificate of occupancy, or the local equivalent has been issued by the appropriate Governmental Authority for all of the improvements on the Proposed Mortgaged Property which are occupied.

(E) The Proposed Mortgaged Property shall be free from any material structural defect and no material deferred maintenance and no capital improvements are required or if required, adequate reserves, pledged to the Agent (unless the subject tenant is obligated to pay for such maintenance or capital improvements), are made therefor to continue operating as a retail property (or such other use as the Agent and Majority Lenders may approve), as determined by an architectural or engineering report approved by the Agent.

(F) The Borrower shall have delivered (or will simultaneously with the acquisition deliver) a Deed of Trust and Environmental Indemnity to Agent with respect to the Proposed Mortgaged Property.

(G) The Proposed Mortgaged Property shall be free of any material environmental defect. Agent shall have received a Phase I Environmental Assessment with respect to such Proposed Mortgaged Property and, if available or if reasonably requested by the Agent, Agent shall have received a Phase II Environmental Assessment including (A) information regarding whether (1) the

Proposed Mortgaged Property contains or is within or near any area designated as a hazardous waste site by any Governmental Authority, (2) the Proposed Mortgaged Property contains or has contained any Hazardous Material under any Environmental Laws and (3) the Proposed Mortgaged Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean-up, or other obligation under any Environmental Law including without limitation, a written report of an environmental assessment of such Proposed Mortgaged Property, made within thirty (30) days prior to the date of delivery of the Approved Property Requirements, by an engineering firm, and of a scope and in form and content satisfactory to Agent, complying with Agent’s established guidelines, regarding evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in such Proposed Property in violation of Environmental Law, and such additional information as may be required by Agent and (B) information regarding whether any circumstances in (A)(1), (2) or (3) are being remediated or cleaned up or will be remediated or cleaned up and information relating to any financial arrangements relating thereto including insurance policies, escrows or bond arrangements. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Agent.

(H) The Borrower must be able to make the representations and warranties in Sections 3.05 and 3.07 as to each Proposed Mortgaged Property.

(I) The Agent shall have received a current Survey, Title Insurance Policy, flood zone certification, and tax certifications for the Proposed Mortgaged Property which shall include: (1) evidence that such Proposed Mortgaged Property is a separate tax parcel, (2) evidence that no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Proposed Mortgaged Property has been filed for record in the county or city where such Proposed Mortgaged Property is located or in any other public record which by law provides notice of claims or encumbrances regarding such Proposed Mortgaged Property for which adequate provision for payment or bonding arrangements have not been made; (3) evidence that all applicable zoning ordinances, restrictive covenants and other Legal Requirements affecting such Proposed Mortgaged Property do not prohibit the use for which such Proposed Mortgaged Property is intended and have been or will be complied with; and (4) a legal description of the Proposed Mortgaged Property.

(J) Agent shall have received a copy of the tenant leases with any amendments, estoppel certificates from tenants representing 65% of the occupied square footage of the Proposed Mortgaged Property (which shall include, without limitation, all Major Leases, notwithstanding the fact that the aforementioned 65% threshold may be exceeded), an SNDA Agreement from tenants under Major Leases and tenants whose leases are recorded or evidenced by a recorded memorandum of lease, which SNDA Agreements shall be substantially in the form attached hereto as Exhibit H or on such other form as reasonably approved by the Agent.

(K) The Agent shall have received an architect’s or engineer’s inspection report, a property conditions assessment report and a probable maximum loss study with respect to such Proposed Mortgaged Property, in form and substance satisfactory to Agent and performed by an architect or engineer satisfactory to the Agent, in each case with reliance letters in favor of Agent.

(L) The Agent shall have received evidence of insurance with respect to the Proposed Mortgaged Property which complies with the requirements of this Agreement.

(M) The Agent shall have received an Appraisal with respect to the Proposed Mortgaged Property, which Appraisal shall be at Borrower’s expense.

(N) If applicable, Agent shall have received information regarding the anticipated purchase of the Proposed Mortgaged Property, including any purchase agreements and closing statements, which shall be acceptable to Agent.

(O) The Agent shall have received recent photographs of the Proposed Mortgaged Property.

(P) Borrower shall provide Agent with the property management contract for such Proposed Mortgaged Property, which shall be with TNP Advisor or TNP Property Manager, LLC and shall be satisfactory to Agent.

(Q) Borrower shall deliver to Agent a completed Borrowing Base Certificate and a pro-forma calculation of the Total Leverage Ratio of TNP REIT, evidencing continued compliance with the provisions of Section 5.02(a) after giving effect to the inclusion of the Proposed Mortgaged Property and any Tranche A Borrowing related to the purchase thereof.

(R) Borrower shall deliver to Agent an updated UCC lien search on the Borrower which owns or is acquiring the Proposed Mortgaged Property.

(S) The owner or purchaser of the Proposed Mortgaged Property must have (or simultaneously with its purchase of the Proposed Mortgaged Property will have) joined in and assumed all obligations of a “Borrower” under this Agreement and the other Loan Documents, and shall have delivered to Agent such opinions of counsel regarding enforceability of the Deed of Trust and Environmental Indemnity and authority of and due execution by the new Borrower, organizational documents and authorizations, joinder agreements and such other related documents as requested by Agent, all in form and substance satisfactory to the Agent.

(T) For any Mortgaged Property whereby an existing lease is being amended to expand the premises covered by such lease pursuant to an Approved Lease, Agent shall complete all reasonable due diligence and monitoring in connection with the Loans.

(U) Agent shall have received such other documentation requested by Agent as is necessary for Agent to determine whether such Proposed Mortgaged Property shall be approved as a Mortgaged Property and included in the Mortgaged Property Pool.

(V) The Proposed Mortgaged Property is otherwise approved by the Agent and the Majority Lenders in their sole discretion.

(b) Approved Property Pool.

(i) The Borrower will at all times that any Tranche B Loans are outstanding, own directly or indirectly a pool of Approved Properties (the “Approved Property Pool”). As of the Effective Date, the Approved Properties included in the Approved Property Pool are listed on Schedule 5.12(b) attached hereto.

(ii) In order to request Agent’s approval of a real property (the “Proposed Approved Property”) for inclusion in the Approved Property Pool (which approval may be granted or withheld in Agent’s sole discretion), the Proposed Approved Property shall satisfy the following criteria (collectively, the “Approved Property Requirements”):

(A) The Proposed Approved Property shall be an existing, completed retail project located in the United States.

(B) The first mortgage or other priority Indebtedness of such Proposed Approved Property shall be equal to or less than 70% of the Acquisition Costs or Appraised Value.

(C) The Proposed Approved Property shall have a DSCR of at least 1.35:1.

(D) Borrower shall deliver to Agent, if available or if reasonably requested by Agent, a property conditions assessment report and a probable maximum loss study (as applicable) with respect to such Proposed Approved Property, in form and substance satisfactory to the Agent and performed by an engineer satisfactory to the Agent.

(E) The Proposed Property shall be free of any material environmental defect. Borrower shall deliver to Agent, if available or if reasonably requested by Agent, a Phase I Environmental Assessment with respect to such Proposed Approved Property and, if available or if reasonably requested by the Agent, a Phase II Environmental Assessment including (A) information regarding whether (1) the Proposed Approved Property contains or is within or near any area designated as a hazardous waste site by any Governmental Authority, (2) the Proposed Approved Property contains or has contained any Hazardous Material under any Environmental Laws and (3) the Proposed Approved Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean-up, or other obligation under any Environmental Law including without limitation, a written report of an environmental assessment of such Proposed Approved Property, made within thirty (30) days prior to the date of delivery of the Property Requirements, by an engineering firm, and of a scope and in form and content satisfactory to Agent, complying with Agent’s established guidelines, regarding evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in such Proposed Approved Property in violation of Environmental Law, and such additional information as may be required by Agent and (B) information regarding whether any circumstances in (A)(1), (2) or (3) are being remediated or cleaned up or will be remediated or cleaned up and information relating to any financial arrangements relating thereto including insurance policies, escrows or bond arrangements. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Agent.

(F) Borrower shall deliver to Agent evidence that such Proposed Approved Property is a separate tax parcel, evidence that no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Proposed Approved Property has been filed for record in the county or city where such Proposed Approved Property is located or in any other public record which by law provides notice of claims or encumbrances regarding such Proposed Approved Property for which adequate provision for payment or bonding arrangements have not been made.

(G) Borrower shall deliver to Agent evidence that all applicable zoning ordinances, restrictive covenants and other Legal Requirements affecting such Proposed Approved Property do not prohibit the use for which such Proposed Approved Property is intended and have been or will be complied with.

(H) Borrower shall deliver to Agent a general description of such Proposed Approved Property’s location, market, and amenities.

(I) Borrower shall deliver to Agent a legal description of the Proposed Approved Property, sufficient for purposes of surveys and title searches;

(J) If applicable, Borrower shall deliver to Agent purchase information (including any contracts of sale and closing statements).

(K) Borrower shall deliver to Agent an Appraisal of the Proposed Approved Property, which Appraisal shall be at Borrower’s expense.

(L) Borrower shall deliver to Agent evidence of insurance coverage as required pursuant to the Property Loan Documents for such Proposed Approved Property, including, without limitation, earthquake insurance in amounts and in form and substance reasonably satisfactory to Agent in the event that Agent, in its sole discretion determines that the Proposed Approved Property is located in an area with a high degree of seismic risk.

(M) Borrower shall deliver to Agent evidence of owner’s title insurance in the amount of the Acquisition Cost of such Proposed Approved Property.

(N) Borrower shall deliver to Agent the organizational documents for the Proposed Entity which owns or is purchasing the Proposed Approved Property.

(O) Borrower shall provide Agent with the property management contract for such Proposed Approved Property, which shall be with TNP Advisor or TNP Property Manager, LLC and shall be satisfactory to Agent.

(P) Borrower shall deliver to Agent any applicable Property Loan Documents with respect to the Proposed Approved Property, together with the term sheet and/or summary of terms for such Property Loan.

(Q) Borrower shall deliver to Agent a completed Borrowing Base Certificate and a pro-forma calculation of the Total Leverage Ratio of TNP REIT, evidencing continued compliance with the provisions of Section 5.02(a) after giving effect to the Proposed Approved Property and any related Tranche B Borrowing.

(R) Borrower shall deliver to Agent an updated UCC lien search on Borrower and/or the applicable Entities which confirm that the Equity Interests therein have not been previously pledged and are not subject to any Liens.

(S) Borrower shall deliver to Agent such other information requested by Agent as is necessary in order for Agent to determine whether such Proposed Approved Property shall be approved as an Approved Property.

(T) The Proposed Approved Property is otherwise approved by Agent in its sole discretion.

(c) Approval of a Proposed Mortgaged Property or a Proposed Approved Property. Upon receipt of the Approved Property Requirements or the Mortgaged Property Requirements, as applicable, the Agent (or in the case of a Proposed Mortgaged Property, the Agent and the Majority Lenders) shall have the right to approve or reject, in its sole discretion, the Proposed Mortgaged Property or Proposed Approved Property. The Agent (and the Majority Lenders, if applicable) agrees to use reasonable efforts to either approve or reject such Proposed Mortgaged Property or Proposed Approved Property within ten (10) Business Days of Agent’s and Lender’s receipt of all Approved Property Requirements or Mortgaged Property Requirements, as applicable, but in any event, Agent and Lenders shall either approve or reject such Proposed Mortgaged Property or Proposed Approved Property within twenty (20) days of Agent’s and Lender’s receipt of all Approved Property Requirements or Mortgaged Property Requirements, as applicable. Following Agent’s and Majority Lenders’ approval of Proposed Mortgaged Property and the satisfaction of all Mortgaged Property Requirements, such Proposed Mortgaged Property shall be deemed to be a “Mortgaged Property.” Following Agent’s and Majority Lenders’ approval of Proposed Approved Property and the satisfaction of all Approved Property Requirements, such Proposed Approved Property shall be deemed to be a “Funded Approved Property.”

(d) Notwithstanding anything set forth in this Agreement to the contrary, (i) Borrower shall have the right to acquire real property interests (directly or indirectly) and/or Equity Interests without submitting Mortgaged Property Requirements or Approved Property Requirements or otherwise utilizing Loans under this Agreement, and (ii) Borrower may request from time to time, that Agent (or, if applicable, the Majority Lenders) approve a Proposed Mortgaged Property or Proposed Approved Property that does not satisfy the Approved Property Requirements or the Mortgaged Property Requirements, the approval or rejection of which may be made in the Agent’s (and, if applicable, the Majority Lenders’) sole discretion, in each case subject to compliance with the requirements set forth in Sections 5.02 and 6.03.

(e) Additional Pledge Required. Upon Agent’s (and, if applicable, Majority Lenders’) approval of a Mortgaged Property or Approved Property, in order to secure the payment and performance of the Obligations of the Borrower under this Agreement, the Notes and the Loan Documents, Borrower shall grant or cause to be granted, to Agent for the benefit of the Lenders, a valid, enforceable and perfected first priority Lien in and with respect to, the Equity Interests of any and all applicable Entities acquiring the Mortgaged Property or the Approved Property (or any interest in the Mortgaged Property or the Approved Property), subject however, to the provisions in the Pledge Agreement regarding Excluded Rights, and Borrower shall execute and deliver, and cause to be executed and delivered by TNP REIT and the Entities (as applicable), to Agent for the benefit of Lenders a Pledge Agreement Addendum and such other documents, certificates and agreements requested by Agent.

SECTION 5.13 Further Assurances. At any time upon the request of the Agent, each Credit Party will, promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Agent may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement. The Agent has agreed in some instances that the maximum amount secured by a Deed of Trust may be limited in order to reduce fees or taxes paid by the Borrower in a particular jurisdiction. If an Appraisal reflects that the Appraised Value of a Mortgaged Property is in excess of the maximum amount secured by the Deed of Trust, then within ten (10) days after written notice from the Agent to the Lead Borrower, upon the reasonable request of the Agent, the Borrower will execute an amendment to the Deed of Trust and such other documentation as is necessary to increase the amount secured by the Deed of Trust to at least the Appraised Value of the subject Mortgaged Property.

SECTION 5.14 Partial Releases. The Borrower may obtain the release of any Mortgaged Property or portion thereof (the “Release Tract”) from the liens and security interests of the Loan Documents if it satisfies the following terms and conditions:

(a) No Default or Event of Default is in existence, and the release of the Release Tract will not cause there to be a Default (including under Sections 2.01 or 5.12 hereof) or Event of Default.

(b) Lead Borrower will deliver to the Agent a Borrowing Base Certificate with pro forma information without the Release Tract which shows that the outstanding balance of the Loan, the Tranche A Loan and the Tranche B Loan after the release of the Release Tract will not exceed the Borrowing Base Availability, the Tranche A Available Amount or the Tranche B

Available Amount, respectively; provided, however, that if the outstanding balance of the Loan, the Tranche A Loan and the Tranche B Loan after the release of the Release Tract will exceed the Borrowing Base Availability, the Tranche A Available Amount or the Tranche B Available Amount, the Borrower shall have the right to pay down the Loan, Tranche A Loan, or Tranche B Loan, as applicable, upon the release of the Release Tract, by an amount sufficient to comply with Borrowing Base Availability, the Tranche A Available Amount or the Tranche B Available Amount.

(c) The release will be for the complete Mortgaged Property, and not for just a portion thereof unless the additional requirements set forth in (h) are satisfied.

(d) No less than fifteen (15) days prior to the date of the requested release (“Partial Release Date”), the Borrower shall deliver to the Agent a written request for such partial release (the “Release Request”).

(e) The Borrower shall provide the Agent with an endorsement to the Title Insurance Policy, if required with respect to interrelated Title Insurance Policies, and such other documents as may be reasonably required by the Agent, to confirm that the liens and security interests of the Loan Documents remain valid and prior liens against the Mortgaged Properties (the “Remaining Projects”).

(f) The Borrower shall pay all costs and expenses incurred by the Agent in connection with such Partial Release, including, without limitation, reasonable attorneys’ fees, recording fees and any title policy endorsement fees.

(g) The Agent shall have received satisfactory evidence that each of the Remaining Projects which is adjoining or which shares access or easements with the Release Tract, if any, has adequate access and joint use easements, that there are no encroachments from or on to the Release Tract, and that there is no inability to use required facilities or amenities, which evidence may be provided by a Current Survey of the affected Remaining Projects.

(h) If the Release Tract is a portion of a Mortgaged Property, Agent shall have the right, in its sole discretion and at the Borrower’s expense, to require an updated Appraisal of the Mortgaged Property without the Release Tract, and Agent shall be satisfied, in its reasonable discretion, that the remaining portion of the subject Property will continue to qualify as a Mortgaged Property.

The Agent shall be solely responsible for determining whether the criteria set forth in this Section 5.14 have been met, and Agent shall not require the approval of any Lenders to release a Release Tract in accordance with this Section 5.14. Subject to the satisfaction of the provisions of this Section 5.14, on the applicable Partial Release Date, (i) any Borrower owning the Release Tract which has no other ownership interest in any of the Remaining Projects, will be released from further payment and performance of the Loans (other than obligations under the Environmental Indemnity and obligations which, by their terms, survive the termination of the Loan Documents as set forth in Section 9.05 below); (ii) such Borrower will no longer be deemed a “Borrower” under the Loan Documents; and (iii) such Release Tract will no longer be deemed a “Mortgaged Property” under the Loan Documents. Agent and Lenders shall execute a deed of partial release or its equivalent with respect to the Release Tract, along with any other documents reasonably requested by Borrower to evidence the release, all at Borrower's expense.

SECTION 5.15 Parent Covenants. The Parent will:

(a) own, directly or indirectly, all of the membership interests in Borrower and, once acquired, will not sell or transfer any of its membership interests in any Borrower;

(b) maintain direct or indirect management and control of the Borrower; and

(c) if required by Section 5.18(b), promptly deposit the Net Proceeds of any Equity Issuances, stock sales or debt offerings into the Distribution Account.

SECTION 5.16 TNP REIT Covenants. TNP REIT will:

(a) own, directly or indirectly, all of the general partnership interests in the Parent and, once acquired, will not sell or transfer any of its general partnership interests in the Parent (provided that TNP REIT shall be expressly permitted to transfer its limited partnership interests in the Parent);

(b) comply with all Legal Requirements to maintain, and, after its initial election, will at all times elect, qualify as and maintain, its status as a real estate investment trust under Section 856(c)(i) of the Code; and

(c) promptly contribute to Parent the Net Proceeds of any Equity Issuances, stock sales or debt offerings.

SECTION 5.17 [Intentionally Deleted].

SECTION 5.18 Equity Issuance.

(a) So long as the Tranche B Commitments have not been terminated and repaid in full, TNP REIT shall generate gross proceeds from Equity Issuances of no less than (i) $500,000 in each calendar month beginning with the calendar month which includes the Effective Date through January 31, 2011; (ii) $750,000 in each calendar month from February 1, 2011 through March 31, 2011; and (iii) $1,500,000 in each calendar month from and after April 1, 2011. In the event that Equity Issuances are required to be suspended by the Securities and Exchange Commission, the requirements of this Section 5.18(a) shall be temporarily suspended until the Securities and Exchange Commission lifts the suspension of the Equity Issuance.

(b) Prior to the Tranche B Maturity Date, the Net Proceeds of the Equity Issuances by TNP REIT shall be used in accordance with Section 2.08(d), or as permitted by Section 2.17, provided, however, that (i) upon the Agent's reasonable approval, Borrower may use a portion of such Net Proceeds to fund operating expenses incurred in the ordinary course of business to cover short term timing differences between the receipt of revenues and such operating expenses; (ii) to the extent that Borrower has identified Real Property for acquisition and a definitive purchase and sale agreement has been executed with respect thereto, Borrower may fund the Net Proceeds of the Equity Issuances by TNP REIT into the Property Acquisition Escrow Account up to an amount equal to Borrower’s pro forma equity contribution required to close such acquisition, subject to the following: (A) the Property Acquisition Escrow Account shall be held at KeyBank and pledged as Collateral; (B) Agent shall release funds held in the Property Acquisition Escrow Account for the purchase price, costs, expenses and other amounts paid in connection with such acquisitions upon the Borrower’s written request; and (C) Borrower may fund such Net Proceeds into the Property Acquisition Escrow Account in connection with no more than two (2) acquisitions at any time; and (iii) following the occurrence and during the continuance of an Event of Default, the Net Proceeds of any Equity Issuance shall, in the sole discretion of the Agent, be funded into the Distribution Account and Agent shall apply all amounts received to the Obligations.

(c) With respect to any Equity Issuance by TNP REIT, TNP REIT shall provide to Agent the reports more particularly described in Section 5.01 of this Agreement. The parties acknowledge that the proceeds of Equity Issuances by TNP REIT are held by Depository in a separate account. As of the date of this Agreement, TNP REIT has delivered the Direction Letter to the Depository, which Direction Letter authorizes and directs the Depository to comply with instructions given by Agent with respect to the proceeds held by Depository after receipt by Depository of a notice from Agent stating that an Event of Default has occurred. In the event that the Agent directs the Depository, pursuant to the Direction Letter, to disburse all proceeds to Agent, then the Borrower, TNP REIT and the Entities shall comply with the terms and provisions thereof, and shall take such other actions, and execute any and all documents and agreements to further confirm the right of the Agent to receive direct disbursements of proceeds from Equity Issuances occurring from time to time, and which proceeds shall be deposited into the Distribution Account or another account with KeyBank, and applied by the Agent to the payment of the Obligations. In the event that the proceeds exceed the total of all amounts due and owing under the Notes, then the Agent shall disburse such excess amounts to the Borrower. The Direction Letter shall automatically terminate upon the Tranche B Maturity Date, and Agent agrees to give prompt written notice to the Depository of the Tranche B Maturity Date. Agent’s rights under this Section are expressly subject to the provisions of Section 5.20(d) below.

SECTION 5.19 Termination of Certain Covenants. Notwithstanding anything set forth herein to the contrary, upon the Tranche B Maturity Date (a) any and all covenants set forth in this Agreement with respect to the Tranche B Guarantors and the Approved Properties (other than the Mortgaged Properties) and, (b) so long as no Event of Default has occurred and is continuing, the Tranche B Collateral shall cease to be in effect, except to the extent such covenants relate to the Tranche B Collateral, the Approved Properties (other than the Mortgaged Properties) or the Tranche B Guarantors and, by their terms, survive the termination of this Agreement as set forth in Section 9.05.

SECTION 5.20 Depository Accounts.

(a) Accounts of the Borrower, TNP REIT and TNP. The Borrower, TNP REIT and Parent shall maintain with KeyBank all operating, depository, escrow and security deposit accounts and all cash management services of the Borrower, TNP REIT and Parent (subject to Subsection (b) below) (as applicable). Each of the Borrower, TNP REIT and Parent hereby grants to Agent a security interest in the foregoing accounts and deposit accounts of such Borrower, TNP REIT and/or Parent (as applicable). Notwithstanding anything contained in this

Section 5.20 to the contrary, TNP REIT shall not be required to transfer to KeyBank any proceeds related to Equity Issuances by TNP REIT that are held (from time to time) in escrow or other accounts with Depository, unless otherwise provided in the Direction Letter. TNP REIT hereby grants to Agent a security interest in such accounts with Depository, subject to the restrictions set forth in Section 21 of the TNP REIT Pledge Agreement. The foregoing security interest in the accounts with Depository shall automatically terminate on the Tranche B Maturity Date.

(b) Accounts of the Entities; Property Accounts. The Borrower, TNP REIT and Parent shall maintain, or cause each Entity to maintain, with KeyBank, all deposit accounts related to any property acquired by the Borrower, TNP REIT or any Entity or Subsidiary, or otherwise brought under management by them after the date of this Agreement, including all operating accounts, any reserve or escrow accounts, and any lockbox, or other account into which tenants are required from time to time to pay rent, and all cash management arrangements. Notwithstanding the foregoing, if (x) any Property Lender requires an Entity owning a property to maintain any of such accounts with said Property Lender, or (y) another financial institution requires that such accounts be maintained with said financial institution in connection with a financing arrangement, then such Entity shall not be required to transfer such accounts to KeyBank and may instead maintain the minimum number of accounts with such Property Lender or financial institution (as applicable) as is required under the applicable Property Loan Documents or financing arrangement; provided, however, that neither Borrower, TNP REIT, Parent, nor any Entity or Subsidiary shall offer to maintain any such accounts with a Property Lender for any reason, including, without limitation, as an incentive for such Property Lender to provide financing and/or more favorable terms related thereto.

(c) Deposits After Event of Default. If requested by Agent after the occurrence and during the continuance of an Event of Default, all distributions, Net Proceeds and other cash proceeds received by Borrower from the Entities or otherwise, shall be deposited into the Distribution Account or another segregated account at KeyBank. Borrower hereby grants to Agent a security interest in and to all amounts deposited in said accounts and the proceeds thereof to secure the payment of the Obligations, subject to the restrictions set forth in Section 1 of the Cash Collateral Pledge Agreement. Additionally, upon delivery of instructions under the Direction Letter to disburse all proceeds to Agent (in accordance with the provisions of Section 5.18 of this Agreement), all such proceeds disbursed by Depository to the Agent shall be deposited into the Distribution Account or another segregated account at KeyBank, subject to the terms set forth in the Direction Letter and in subsection (d) below. Agent shall apply any amounts received by Agent pursuant to this Section to the Obligations.

(d) Agent’s Obligations With Respect to Proceeds of Equity Issuances by TNP REIT. The parties acknowledge that prospective investors (“Subscribers”) are subscribing to purchase Equity Interests in TNP REIT (“Subscriptions”). Subscribers deposit subscription payments for such Equity Interests (“Subscription Payments”) with TNP REIT, and such Subscriptions are contingent upon their acceptance by TNP REIT. In the event that a Subscription is rejected, TNP REIT is obligated to refund the Subscription Payment to the Subscriber within ten (10) Business Days. Agent specifically acknowledges and agrees that its security interest in the Subscription Payments is expressly subordinate to the right of the Subscribers to receive refunds of their Subscription Payments in the event that their

Subscriptions are rejected by TNP REIT. Furthermore, notwithstanding anything set forth in this Agreement to the contrary, in the event that Agent exercises control over the TNP REIT account held by Depository and/or directs the funds held in such account to be distributed to Agent in accordance with Section 5.18(c) above, Agent and Borrower agree as follows:

(i) Within five (5) days after a Subscription is rejected by TNP REIT, either Borrower or TNP REIT shall inform Agent in writing of such rejection and the amount of the related Subscription Payment to be refunded to the Subscriber. Upon receipt of such written notice to from Borrower or TNP REIT regarding the rejection of a Subscription (which notice shall include the name and address of the Subscriber and the amount to be refunded), Agent shall promptly release or cause to be released to Borrower the Subscription Payment for such rejected Subscription or, at the sole option of the Agent, shall return the Subscription Payment directly to the Subscriber; provided that Agent notifies Borrower of its election to refund the Subscription Payment directly to the Subscriber. Such funds shall be released within three (3) Business Days of receipt of such request.

(ii) In connection with each Equity Issuance by TNP REIT, TNP REIT shall be entitled to (A) the payment of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by TNP REIT in connection with each Equity Issuance but in no event greater than thirteen percent (13%) of the related Equity Issuance and (B) distributions permitted under Section 6.05 of this Agreement. Upon each Equity Issuance by TNP REIT if Agent has exercised control over the TNP REIT account and received funds relating thereto, Agent shall promptly release or cause to be released to Borrower an amount equal to the lesser of TNP REIT’s actual fees, costs and expenses incurred in connection with such Equity Issuance, or thirteen percent (13%) of the proceeds from such Equity Issuance (the “Base Selling Costs”). All requests by Borrower or TNP REIT for (x) reimbursement of costs or expenses related to Equity Issuances by TNP REIT other than the Base Selling Costs; and (y) distributions pursuant to Section 6.05(b), shall be submitted to Agent for its review and approval in its sole discretion. Agent shall release funds to Borrower or TNP REIT upon request in connection with distributions permitted under Sections 6.05(a) and (c). For avoidance of doubt, Agent shall have no approval rights over the fees, costs and expenses comprising the Base Selling Costs, or over distributions permitted under Sections 6.05(a) and (c).

(e) Number of Accounts. The Distribution Account and the Property Acquisition Escrow Account may be combined into one deposit account at KeyBank.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the applicable Credit Parties covenant and agree with the Lenders that:

SECTION 6.01 Liens. None of TNP REIT, Parent or any Borrower will create, incur, assume or permit to exist any Lien on any Collateral or any Equity Interests in any Entity now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) any Lien on any Collateral existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other Collateral and (ii) such Lien shall secure only those obligations (whether present or future) set forth in the governing loan documents, as of the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(c) Liens for which Agent has given its prior written consent (which consent may be given or not given in Agent’s sole discretion).

SECTION 6.02 Fundamental Changes. TNP REIT, the Parent and the Borrower will not and will not, without the Agent’s prior written consent (which consent may be given or not given in Agent’s sole discretion), permit any of Borrower’s Subsidiaries to:

(a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, or consolidate with, Lead Borrower in a transaction in which Lead Borrower is the surviving entity, (ii) any Person not a Credit Party may merge into, or consolidate with, any Subsidiary of a Credit Party in a transaction in which the surviving entity is a Subsidiary of a Credit Party, (iii) any Subsidiary of a Credit Party which is not itself a Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary of the Credit Parties, (iv) any Subsidiary of a Credit Party which is not itself a Credit Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary of a Credit Party which is itself a Credit Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary of a Credit Party which is also a Credit Party, and (vi) any Subsidiary of a Credit Party which is itself a Credit Party may sell, transfer, lease or otherwise dispose of its assets to Borrower or to any other Subsidiary of a Credit Party which is also a Credit Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary of a Credit Party immediately prior to such merger shall not be permitted unless also permitted by Section 6.03;

(b) sell, transfer, lease or otherwise dispose of all or substantially all of its assets, all or substantially all of the stock of their respective Subsidiaries in one transaction or a series of transactions), in each case whether now owned or hereafter acquired, to a Person, other than pursuant to Section 5.14 or clause (a) above, if (i) the Value of the assets disposed of in any twelve (12) month period exceeds twenty-five percent (25%) of the Value of the Borrower’s and its Subsidiaries’ Real Property, or (ii) the assets disposed of in any twelve (12) month period contributed or made up more than twenty-five percent (25%) of the Borrower’s Net Operating Income for such twelve (12) month period; or

(c) engage to any material extent in any business other than the ownership, development, operation and management of retail properties and businesses reasonably related thereto, except as allowed by Section 6.03.

SECTION 6.03 Investments, Loans, Advances and Acquisitions. TNP REIT, the Parent and the Borrower will not, and will not permit any of Borrower's Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness (subject to Section 6.09 below) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments, provided, however that at any time (i) investments in unimproved land shall not exceed, in the aggregate, 5% of Total Asset Value; (ii) investments in properties under development shall not exceed, in the aggregate, 10% of Total Asset Value; (iii) investments in assets which are not retail properties shall not exceed, in the aggregate, 10% of Total Asset Value; (iv) investments in unconsolidated Affiliates of the Borrower shall not exceed, in the aggregate, 10% of Total Asset Value; and provided further that the aggregate of (i) through (iv) above shall not exceed 15% of the Total Asset Value;

(b) mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause TNP REIT, the Parent or the Borrower to be in violation of any provision of this Section 6.03; and

(c) investments for which Agent has given its prior written consent (which consent may be given or not given in Agent's sole discretion).

SECTION 6.04 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.05 Restricted Payments. TNP REIT, the Parent and the Borrower will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, during any calendar quarter, any Restricted Payment, except that any of the following Restricted Payments are permitted: (a) Restricted Payments by TNP REIT required to comply with Section 5.16(b), (b) provided no Default is then in existence, Restricted Payment made by TNP REIT to its equity holders, including in connection with the existing redemption and dividend reinvestment plans, and (c) Restricted Payments declared and paid ratably by Subsidiaries to Borrower, Parent or TNP REIT with respect to their capital stock or equity interest.

SECTION 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (with in independent MAI appraisal delivered by a qualified third party appraiser being conclusive to establish compliance with this requirement), (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05, (d) as consented to by Agent, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 6.07 [Intentionally Deleted].

SECTION 6.08 Restrictive Agreements. TNP REIT, the Parent and the Borrower will not, and will not permit any of Borrower’s Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of TNP REIT, the Parent, the Borrower or any of Borrower’s Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to TNP REIT, the Parent, the Borrower or any of Borrower’s Subsidiaries or to Guarantee Indebtedness of TNP REIT, the Parent, the Borrower or any of Borrower’s Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or as otherwise approved by the Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09 Indebtedness. None of TNP REIT, the Parent, the Borrower nor an Entity which owns an Approved Property shall, without the prior written consent of the Agent, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse basis, except: (a) Indebtedness under this Agreement; (b) Indebtedness to Agent; (c) Indebtedness of TNP REIT which is non-recourse or whose recourse is solely for Contingent Obligations; (d) Indebtedness under any Hedging Obligations permitted by this Agreement; (e) Property Level Debt of an Entity which owns an Approved Property, provided that any Property Level Debt is limited to the Entity which owns the Approved Property; (f) Indebtedness consisting of the Property Loan (including TNP REIT’s and Parent’s guaranty thereof) on Waianae Mall as in existence on the Effective Date; (g) Indebtedness for trade payables and operating expenses incurred in the ordinary course of business; and (h) recourse Indebtedness incurred by the Parent to the extent required by a tax protection agreement entered into as part of, or in connection with, an UPREIT transaction; provided, however, that all recourse Indebtedness of TNP REIT and Parent permitted hereunder shall not in an aggregate amount outstanding at any one time (inclusive of the debt on Waianae Mall) exceed fifteen percent (15%) of the Total Asset Value. Nothing contained herein shall be deemed in any manner to prohibit or prevent (i) a Subsidiary of the Parent which is not a

Borrower or a Subsidiary of a Borrower from assuming or incurring any Indebtedness in connection with any investment allowed under Section 6.03 or (ii) TNP REIT from incurring recourse or non-recourse Indebtedness permitted by (c) above; provided, however, that all recourse Indebtedness of TNP REIT and Parent permitted hereunder shall not in an aggregate amount outstanding at any one time (inclusive of the debt on Waianae Mall) exceed fifteen percent (15%) of the Total Asset Value.

SECTION 6.10 Management; Management Fees. The Credit Parties shall not replace TNP Advisor as advisor or TNP Property Manager, LLC as the property manager of any Mortgaged Property or Approved Property without the Agent’s prior written consent. At any time that any Event of Default exists under this Agreement or any other Loan Document, no property or asset or management fees shall be paid to TNP, any other Credit Party or to any Subsidiary or Affiliate of TNP or a Credit Party, including, without limitation, to TNP Advisor and/or TNP Property Manager, LLC. All such parties (or any successor advisor or property manager but not any Sub-Manager) shall execute subordination agreements in form and substance acceptable to the Agent which shall provide (a) that such fees may be paid so long as no Event of Default exists, (b) that all such fees in excess of 3% of gross revenues shall be expressly subordinate to the Loans; and (c) if such subordination agreement is executed by TNP Property Manager, LLC, that TNP Property Manager, LLC is not made a party to the Loans solely by executing such subordination agreement. The provisions of this Section 6.10 shall not apply to fees payable to a Sub-Manager by TNP Advisor or TNP Property Manager, LLC.

SECTION 6.11 Leases.

(a) Leasing Matters.

(i) Approval Required. As to any Major Lease executed after the Effective Date, the Agent’s prior written approval (provided, however that the prior written approval of the Majority Lenders shall be required for Major Leases which exceed 25,000 square feet) shall be required in each instance as to: (A) the terms of such Major Lease; (B) each tenant; (C) each guarantor of a tenant’s obligations; (D) any consent to subletting or assignment; (E) any modification or amendment of the term (except for extension or renewal option contemplated in such Major Lease), rent and/or renewal option provisions of such Major Lease; and (F) any termination (excluding the expiration of the term of such lease on the expiration date, as set forth in the applicable lease agreement), cancellation or surrender of such Major Lease. Agent’s and/or Majority Lenders’ approval shall not be required in connection with any Lease that is not a Major Lease, any subletting or assignment under such Lease, and any modification, amendment, termination, cancellation or surrender of any such Lease.

All references in the Agreement and/or the Loan Documents to the term “Approved Lease” shall mean, when such reference is applicable to the Mortgaged Property, (a) any Major Lease, or modification or amendment of the term, rent and/or renewal option provisions of such Major Lease, (i) which has been so approved by the Agent and/or the Majority Lenders (as applicable) or which does not require Agent’s and/or the Majority Lenders (as applicable)

approval hereunder, and (ii) as to which the tenant has executed a SNDA Agreement and estoppel certificate in the forms described in Section 6.11(b), (b) any Lease that is not a Major Lease, (c) any subletting or assignment under a Lease that is not a Major Lease, and (d) any modification, amendment, termination, cancellation or surrender of any Lease that is not a Major Lease.

(ii) Borrower’s Requests. Any request by the Borrower for an approval from the Agent or Lenders (if required) with respect to any Major Lease shall be sent to the Agent or Lenders (if required) and shall be accompanied, at a minimum, by the following: (A) the proposed Major Lease or amendment or modification of the term, rent and/or renewal option provisions of such Major Lease complete with all applicable schedules and exhibits; (B) a complete copy of any proposed guaranty; and (C) if available, comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor.

(iii) Agent’s Response. The Agent and/or the Lenders (as applicable) shall act on requests from the Borrower for any approval of a Major Lease in a commercially reasonable manner and shall respond to any such request within ten (10) Business Days following the Agent’s or such Lender’s receipt of all requested information in connection therewith. The Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified reasonable conditions, or any combination thereof. In the event that Agent requires additional information from Borrower to review any such request, Agent will request such additional information within five (5) Business Days following Agent’s receipt of such approved request. In order to expedite the processing of requests for such approvals, the Borrower agrees to provide the Agent and each of the Lenders with as much advance information as is possible in a commercially reasonable manner in advance of the Borrower’s formal request for an approval.

(b) SNDAs and Estoppels. The Agent shall have the right to request that each tenant execute and deliver to the Agent, and upon such request the Borrower agrees to use commercially reasonable efforts to obtain from such tenant, a subordination, non-disturbance of possession and attornment agreement substantially in the form, attached hereto as Exhibit H or in such other form as reasonably approved by Agent (each, an “SNDA Agreement”), and, from time to time, but, so long as no Event of Default has occurred and is continuing, no more frequently than once per calendar year, an estoppel certificate substantially in the form attached hereto as Exhibit I.

(c) Additional Documentation. From time to time upon Agent’s reasonable request, Borrower shall promptly deliver to Agent (i) complete executed originals of each Lease, including any exhibits thereto and any guaranty(ies) thereof, (ii) a complete rent roll of the Real Property in such detail as Agent may require, together with such operating statements and leasing schedules and reports as Agent may require, (iii) any and all financial statements of the tenants, subtenants and any lease guarantors at the Real Property to the extent available to Borrower, and (iv) such other information regarding tenants and prospective tenants and other leasing information related to the Real Property as Agent may reasonably request which is in

Borrower’s possession or control or can be obtained by Borrower using commercially reasonable efforts. In addition, Borrower shall provide Agent with a copy of all Leases and amendments thereto executed after the date hereof promptly following their execution. Borrower shall have a reasonable time within which to respond to Agent’s request for information pursuant to this section.

(d) Additional Agreements of Borrower. Borrower represents, covenants and warrants to the Agent and the Lenders that Borrower (i) will observe and perform all of the obligations imposed upon the landlord in the Leases of the Mortgaged Property and will not do or permit to be done anything to impair the security thereof; (ii) will use its best efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases of the Mortgaged Property and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases of the Mortgaged Property; (iii) will not collect any of the Rents more than thirty (30) days in advance of the time when the same become due under the terms of the Leases of the Mortgaged Property; (iv) will not discount any future accruing Rents from the Mortgaged Property without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (v) without the prior written consent of Agent, will not execute any assignment of the Leases or the Rents of the Mortgaged Property; (vi) will not add or modify any option or right of first refusal to purchase all or any portion of the Mortgaged Property or any present or future interest therein, without the prior written consent of Agent; and (g) will execute and deliver, at the request of Agent, all such assignments of the Leases and Rents of the Mortgaged Property in favor of Agent as Agent may from time to time require; and (h) shall notify Agent promptly in writing in the event that Borrower obtains actual knowledge that a tenant under a Major Lease of the Mortgaged Property committed a material default under such Major Lease.

ARTICLE VII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan within ten (10) days of the date on which the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, provided that no such cure period shall apply with respect to any payments due on the Maturity Date;

(b) any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of over ten days (such ten-day period commencing after written notice from the Agent as to any such fee);

(c) any material representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially false or misleading when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02 (subject to the Notice Period expressly set forth therein with respect to Sections 5.02(g) and (h)), 5.03, 5.06(a)(ii) and (b), 5.07 (provided that with respect to Section 5.07(b), it shall not constitute an Event of Default unless such access for inspection is denied for more than two (2) Business Days after receipt of written notice thereof by Borrower through no fault of the Borrower, 5.11 (subject to the cure period expressly set forth therein), 5.15(a) or (b), 5.16(a) or (b) and 5.18 and Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Lead Borrower (which notice will be given at the request of any Lender) and if such default is not curable within 30 days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 60 days (for a total of 90 days after the original notice from the Agent) upon written request from the Borrower to the Agent;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Entity which owns a Funded Approved Property or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Mortgaged Property or Funded Approved Property or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) any Credit Party or any Entity which owns a Funded Approved Property shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) any Credit Party or any Entity which owns a Funded Approved Property shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Credit Party, any Entity which owns a

Funded Approved Property or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties and any Entity which owns an Approved Property in an aggregate amount exceeding $10,000,000;

(k) the Guaranty of the Loan by the Guarantor shall for any reason terminate or cease to be in full force and effect, other than as provided for in Section 5.14 of this Agreement;

(l) any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document;

(m) any provision of any Loan Document with respect to the Collateral shall for any reason ceases to be valid and binding on, enforceable against, any Credit Party resulting in a Material Adverse Effect, or any lien created under any Loan Document ceases to be a valid and perfected first priority lien in any of the Collateral purported to be covered thereby;

(n) a Change in Control shall occur; or

(o) Any Credit Party or any Subsidiary thereof defaults under (a) any recourse indebtedness in an aggregate amount equal to or greater than $20,000,000 at any time, or (b) any non-recourse indebtedness in an aggregate amount equal to or greater than $40,000,000 at any time, then, and in every such event (other than an event described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take some or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise any other rights or remedies provided under this Agreement or any other Loan Document, or any other right or remedy available by law or equity; and in case of any event described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything set forth herein to the contrary, if a Default occurs with respect to a particular Mortgaged Property, it shall not constitute an Event of Default if, within sixty (60) days after the occurrence of the Default, Borrower obtains a release of such Mortgaged Property pursuant to Section 5.14 above (excluding Sections 5.14(a) and (c)).

ARTICLE VIII.

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. In the event of conflicting instructions or notices given to the Borrower by the Agent and any Lender, the Borrower is hereby directed and shall rely conclusively on the instruction or notice given by the Agent.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent agrees that, in fulfilling its duties hereunder, it will use the same standard of care it utilizes in servicing loans for its own account.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Lead Borrower, and may be removed by the Required Lenders in the event of the Agent's gross negligence or willful misconduct. Upon any such resignation or removal, the Required Lenders shall have the right, with the approval of Borrower (provided no Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or is removed, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be an Eligible Assignee. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent for its own behalf shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. The Agent shall cooperate with any successor Agent in fulfilling its duties hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to the Lead Borrower in care of Thompson National Properties, LLC at 1900 Main Street, Suite 700, Irvine, California 92614, Attention: Christopher Cameron (Telecopy No. (949) 252-0212); copy to: Gregory Kaplan, PLC, 7 East Second Street, Richmond, Virginia 23224, Attention: Joseph J. McQuade, Esq. (Telecopy No. (804) 916-9127).

(b) if to the Agent, to KeyBank, National Association, 225 Franklin Street, Boston, Massachusetts, Attention: Christopher T. Neil (Telecopy No. (617) 385-6293); copy to: Edwards Angell Palmer & Dodge LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, Attention: Gail E. McCann, Esq. (Telecopy No. (401) 276-6611); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages of this Agreement, or as provided to Borrower in writing by the Agent or the Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.01 and the appropriate confirmation is received (or if such day is not a Business Day, on the next Business Day); (ii) if given by mail (return receipt requested), on the earlier of receipt or three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any

Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce the Commitment of any Lender, (ii) reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) extend a Maturity Date (except as provided in the definition of “Tranche A Maturity Date”), or (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Notwithstanding anything set forth in this Agreement to the contrary, in the event that the Lenders' consent is requested under this Section 9.02(b), the Lenders shall have ten (10) Business Days to respond to such request so long as such request bears the following legend at the top of the page “RESPONSE NEEDED WITHIN TEN (10) DAYS FROM RECEIPT OR REQUEST WILL BE DEEMED APPROVED”. If any Lender fails to respond within the foregoing ten Business Day period, such Lender shall be deemed to have approved the request.

(c) Notwithstanding any provision of this Agreement to the contrary none of the Lenders or the existing Borrower will be required to execute assumption or amendment documents to add a Person as a Borrower or as a Guarantor. If Real Property assets are added to the Pool in accordance with this Agreement and the owner is not already a Borrower, then such owner may be added as a Borrower as required by Section 5.12 pursuant to a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Agent, and in each case Borrower, Guarantor, such owner and the Agent will enter into an amendment to the Environmental Indemnity.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any waivers, workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of law in a final non-appealable judgment, or the failure of the Indemnitee to make advances pursuant to its Commitment in breach of its obligations hereunder.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the Borrower's election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower's expense. The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower's consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee. Notwithstanding the foregoing, in the event an Indemnitee releases the Borrower from its indemnification obligations hereunder, such Indemnitee may assume the defense of any such action with respect to itself.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under Section 9.03(a) or (b), each Lender severally agrees to pay to the Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(f) All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor, which demand shall be accompanied by reasonable documentation with respect to the amounts claimed.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, an Eligible Assignee or, if an Event of Default has occurred and is continuing, any other assignee, and provided further that Borrower’s consent shall not be deemed to be unreasonably withheld if the Borrower reasonably believes that the proposed assignee is a Competitor (regardless of whether such proposed assignee has been previously disclosed to Agent); and

(B) the Agent.

Provided, no consent of the Borrower or Agent shall be required in connection with any assignment to an entity acquiring, or merging with, a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing and such consent shall not be unreasonably withheld;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person, a Real Property Tenant or a Competitor) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04 (b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities which are not Competitors or Real Property Tenants (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) Borrower’s obligations hereunder shall not be increased. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(d), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(d) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Joint and Several.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c) Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(d) Each Person constituting the Borrower shall be bound jointly and severally with one another to make, keep, observe and perform the representations, warranties, covenants, agreements, obligations and liabilities imposed by this Agreement and the other Loan Documents upon the “Borrower.”

(e) Each Borrower agrees that it shall never be entitled to be subrogated to any of the Agent’s or any Lender’s rights against any Credit Party or other Person or any collateral or offset rights held by the Agent or the Lenders for payment of the Loans until the full and final payment of the Loans and all other obligations incurred under the Loan Documents and final termination of the Lenders’ obligations, if any, to make further advances under this Agreement or to provide any other financial accommodations to any Credit Party. The value of the consideration received and to be received by each Borrower is reasonably worth at least as much as the liability and obligation of each Borrower incurred or arising under the Loan Documents.

Each Borrower has determined that such liability and obligation may reasonably be expected to substantially benefit each Borrower directly or indirectly. Each Borrower has had full and complete access to the underlying papers relating to the Loans and all of the Loan Documents, has reviewed them and is fully aware of the meaning and effect of their contents. Each Borrower is fully informed of all circumstances which bear upon the risks of executing the Loan Documents and which a diligent inquiry would reveal. Each Borrower has adequate means to obtain from each other Borrower on a continuing basis information concerning such other Borrower's financial condition, and is not depending on the Agent or the Lenders to provide such information, now or in the future. Each Borrower agrees that neither the Agent nor any of the Lenders shall have any obligation to advise or notify any Borrower or to provide any Borrower with any data or information regarding any other Borrower.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of a Borrower (general or special, time or demand, provisional or final, but excluding any funds held by the Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Lead Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in Boston, Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

Notwithstanding the foregoing choice of law:

(i) matters relating to the creation, perfection, priority and enforcement of the liens on and security interests in a Mortgaged Property or other assets situated in another jurisdiction(s), including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, shall be governed by the laws of such state;

(ii) Agent shall comply with applicable law in such state to the extent required by the law of such jurisdiction(s) in connection with the foreclosure of the security interests and liens created under the Deed of Trust or exercising any rights with respect to the Property directly, and the other Loan Documents with respect to the Property or other assets situated in another jurisdiction; and

(iii) provisions of Federal law and the law of such other jurisdiction(s) shall apply in defining the terms Hazardous Materials, Environmental Laws and Legal Requirements applicable to the Property as such terms are used in this Loan Agreement, the Environmental Indemnity and the other Loan Documents.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective assignee (which is not a Competitor or Real Property Tenant) of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation. If at any time there exists a maximum rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law (the “Maximum Rate”), then notwithstanding anything herein to the contrary, at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed such Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. Without notice to the Borrower or any other person or entity, the Maximum Rate, if any, shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

SECTION 9.14 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15 Joint and Several Liability.

(a) Joint and Several Liability. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and Lenders by each other Borrower. Although it is the express agreement and intent of Agent, Lenders and Borrowers that each Borrower is and shall be a primary obligor with respect to the obligations set forth herein and not a guarantor, indemnitor, surety or otherwise only secondarily liable for such obligations, in the event and to the extent that the obligations of such Borrower undertaken herein might in the future be construed to consist, in whole or in part, of the guaranty of obligations of the other Borrower, each Borrower consents and agrees that such guaranty obligation (as the same may be construed) is and shall be a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9.15 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 9.15 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, any Obligation or any Loan Document, agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce any Obligation or Loan Document or the waiver or consent by the Agent or any Lender with respect to any of the provisions governing any Obligation or Loan Document; (iii) the insolvency of any Borrower, Guarantor or other Obligor; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b) Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, Guarantor or Obligor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. Each Borrower consents and agrees that the Agent or the Lenders may, at any time and from time to time, without notice or demand, whether before or after an actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower: (i) with the consent of each Borrower, supplement, restate, modify, amend, increase, decrease, extent, renew or otherwise change the time for payment or the terms of this Agreement, any Loan Document or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) with the consent of each Borrower, supplement, restate, modify, amend, increase, decrease, or enter into or give any agreement with respect to, this Agreement, any Loan Document or any part thereof, or any of the Security Documents; (iii) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Agreement or any other Loan Document; (iv) accept partial payments; (v) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Agents or Lenders in their sole and absolute discretion may determine; (vi) release any person from any personal liability with respect to this Agreement or any part thereof; (vii) settle, release on terms satisfactory to the Required Lenders or by operation of applicable Legal Requirements or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (viii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby. It is agreed among each Borrower, the Agent and Lenders that the foregoing consents and waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9.15 and such waivers, the Agent and Lenders would decline to enter into this Agreement.

(c) Benefit. Each Borrower agrees that the provisions of this Section 9.15 are for the benefit of the Agent and the other Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Agent or the other Lenders, the obligations of such other Borrower under the Loan Documents.

(d) Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 9.15(g) of this Agreement, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit the Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 17, and that the Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.15(d).

(e) Election of Remedies. If the Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents, the Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9.15. If, in the exercise of any of its rights and remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Agent or such Lender and waives any claim based upon such action, even if such action by the Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of the Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.

(f) Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9.15 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2 of this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii) the amount that could be claimed by the Agent and Lenders from such Borrower under this Section 9.15 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.15(g) of this Agreement.

(g) Contribution with Respect to Guaranty Obligations.

(i) To the extent that any Borrower shall make a payment under this Section 9.15 of all or any of the Obligations (other than Obligations related to Loans and other extensions of credit made directly or indirectly to that Borrower, or on such Borrower’s behalf, in which case such Borrower shall be primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 9.15 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii) This Section 9.15(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.15(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.15(a) of this Agreement. Nothing contained in this Section 9.15(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower, or on such Borrower’s behalf, and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iv) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(v) The rights of the indemnifying Borrowers against other Borrowers under this Section 9.15 shall be exercisable on or after the Termination Date, but shall in all respects be subordinate to any Obligations owing to the Lenders.

(vi) Liability Cumulative. The liability of Borrowers under this Section 9.15 is in addition to and shall be cumulative with all liabilities of each Borrower to the Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(vii) Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrower hereunder forthwith on demand by the Agent made at the request of the Required Lenders.

(viii) Benefit to Borrowers. All of the Borrowers and the Entities are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Borrower and each Entity will derive substantial direct and indirect benefit from the extension of credit hereunder.

SECTION 9.16 Additional Waivers and Agreements.

(a) Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, it is the intention and agreement of each Borrower, Guarantor, Obligor and the Agent that the obligations of each Borrower, Guarantor and Obligor under the Loan Documents shall be valid and enforceable against each Borrower, Guarantor and Obligor to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement or any other Loan Document creating any obligation of a Borrower, Guarantor or Obligor in favor of any Lender shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of each Borrower, Guarantor, Obligor and Lender that any balance of the obligation created by such provision and all other obligations of each Borrower, Guarantor and Obligor to Lenders created by other provisions of the Loan Documents shall remain valid and enforceable. Likewise, if any sums which a Lender may be otherwise entitled to collect from a Borrower, Guarantor or Obligor under the Loan Documents shall be declared to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Obligations and/or the Guaranteed Obligations (as defined in the Guaranty) of such Borrower, Guarantor and Obligor, it is the stated intention and agreement of such Borrower, Guarantor and Obligor and the Lenders that all sums not in excess of those permitted under such applicable law shall remain fully collectible by Lenders from such Borrower, Guarantor and Obligor and such excess sums shall nevertheless survive as a subordinate obligation of such Borrower, Guarantor and Obligor, junior in right to the claims of general unsecured creditors, but prior to the claims of equityholders in such Borrower, Guarantor and Obligor. This provision shall control every other provision of the Loan Documents.

(b) Each Borrower, Guarantor and Obligor under the Loan Documents hereby waives:

(i) any defense based upon Agent or any Lender’s election of any remedy against any Borrower, any Guarantor or any Obligor, including without limitation, the defense to enforcement of this Agreement (the “Gradsky” defense based upon Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968) or subsequent cases) which, absent this waiver, a guarantor or indemnitor would have by virtue of an election by Agent or any Lender to conduct a non-judicial foreclosure sale of any Property securing the Obligations, it being understood by each Borrower, Guarantor and Obligor that any such non-judicial foreclosure sale will destroy, by operation of California Civil Code of Civil Procedure Section 580d, all rights of any party to a deficiency judgment against any Borrower, and, as a consequence, will destroy all rights which a guarantor or indemnitor would otherwise have (including, without limitation, the right of subrogation, the right of reimbursement, and the right of contribution) to proceed against any Borrower and to recover any such amount, and that Agent and Lenders could be otherwise estopped from pursuing guarantor or indemnitor for a deficiency judgment after a non-judicial foreclosure sale on the theory that a guarantor or indemnitor should be exonerated if a lender elects a remedy that eliminates the guarantor’s or indemnitor’s subrogation, reimbursement or contribution rights;

(ii) any rights under California Code of Civil Procedure Sections 580a and 726b, which provide, among other things: that a creditor must file a complaint for deficiency within three (3) months of non-judicial foreclosure sale or judicial foreclosure sale, as applicable; that a fair market value hearing must be held; and that the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more that the amount by which the unpaid debt exceeds the sale price of the security;

(iii) any rights, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Agent to institute suit against, or to exhaust any rights and remedies which Agent or the Lenders has or may have against any Borrower, any Guarantor or any Obligor, or against any collateral for the Obligations provided by any Borrower, any Guarantor, or any Obligor and any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of Borrowers, Guarantor, or Obligors or by reason of the cessation from any cause whatsoever of the liability of any Borrower, any Guarantor, or any Obligor in respect thereof; and

(iv) (1) any rights to assert against Agent and Lenders any defense (legal or equitable), set-off, counterclaim, or claim which any Guarantor may now or at any time hereafter have against Borrowers or any other Person liable to Agent and Lenders; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense any Guarantor has to performance hereunder, and any right any Guarantor has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of the Agent’s or Lenders’ rights or remedies against any Borrower; the alteration by Agent or Lenders of the Obligations; any discharge of any Borrower’s obligations to Agent or Lenders by operation of law as a result of any intervention or omission; or the acceptance by Agent or Lenders of anything in partial satisfaction of the Obligations; (4) the benefit of any statute of limitations affecting any Guarantor’s liability under the Loan Documents or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to any Guarantor’s liability under the Loan Documents.

(v) Each Guarantor absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from election of remedies by the Agent and Lenders including any election by Agent or any Lender under Bankruptcy Code Section 1111 (b) to limit the amount of, or any collateral securing, its claim against Borrowers.

(vi) without limiting the generality of the foregoing or any other provision hereof, each Borrower, Guarantor and Obligor absolutely, knowingly, unconditionally, and expressly waives any and all benefits or defenses which might otherwise be available to such Borrower, Guarantor or Obligor under any one or more of California Civil Code

Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, and 2850, California Code of Civil Procedure Sections 580a, 580b, 580c, 580d, and 726, California Uniform Commercial Code Sections 3116, 3118, 3119, 3419, 3605, 9504, and 9507, and Chapter 2 of Title 14 of Part 4 of Division 3 of the California Civil Code.

(vii) Each Guarantor hereby acknowledges and agrees that neither Agent, any Lender nor any other Person shall be under any obligation (i) to marshal any assets in favor of Guarantors or in payment of any or all of the liabilities of Borrowers under the Guaranty or the obligations of Guarantors hereunder or (ii) to pursue any other remedy that Guarantors may or may not be able to pursue themselves, any right to which each Guarantor hereby waives.

(viii) Each Guarantor warrants and agrees that each of the waivers set forth in this Section 17 is made with full knowledge of its significance and consequences and after consultation with legal counsel, and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

(c) The Loan Documents currently contain jury trial waivers. Such waivers shall continue to apply to the fullest extent now or hereafter permitted by applicable law. BORROWERS, AGENT AND LENDERS PREFER THAT ANY DISPUTE BETWEEN THEM BE RESOLVED IN LITIGATION SUBJECT TO A JURY TRIAL WAIVER AS SET FORTH IN THE LOAN DOCUMENTS. IF, HOWEVER, UNDER THEN APPLICABLE LAW, A PRE-DISPUTE JURY TRIAL WAIVER OF THE TYPE PROVIDED FOR IN THE LOAN DOCUMENTS IS UNENFORCEABLE IN LITIGATION IF SUCH LITIGATION OCCURS IN CALIFORNIA (ALTHOUGH THE PARTIES DO NOT INTEND HEREBY TO WAIVE THEIR CONSENT TO JURISDICTION AND VENUE IN THE COMMONWEALTH OF MASSACHUSETTS), TO RESOLVE ANY DISPUTE, CLAIM, CAUSE OF ACTION OR CONTROVERSY UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE ENVIRONMENTAL AGREEMENT (EACH, A “CLAIM”), THEN, UPON THE WRITTEN REQUEST OF ANY PARTY TO SUCH LITIGATION, SUCH CLAIM, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL BE DETERMINED EXCLUSIVELY BY A JUDICIAL REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED IN THE PREVIOUS PARAGRAPH, VENUE FOR ANY SUCH REFERENCE PROCEEDING SHALL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IF THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH, HOWEVER, SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES (INCLUDING, WITHOUT LIMITATION, REPLEVIN, INJUNCTIVE RELIEF, ATTACHMENT OR THE APPOINTMENT OF A RECEIVER). THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE ALSO SHALL DETERMINE ALL ISSUES RELATING TO

THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT ANY CLAIM DETERMINED BY REFERENCE PURSUANT TO THIS PARAGRAPH SHALL NOT BE ADJUDICATED BY A JURY.

(The next page is the signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as an instrument under seal as of the day and year first above written.

BORROWER:

TNP SRT SECURED HOLDINGS, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., its sole member

	By:	TNP Strategic Retail Trust, Inc., its general partner

		By:	/s/ Christopher Cameron
Name: Christopher Cameron
Title: CFO –SRT, REIT

TNP SRT MORENO MARKETPLACE, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., its sole member

	By:	TNP Strategic Retail Trust, Inc., its general partner

		By:	/s/ Christopher Cameron
Name: Christopher Cameron
Title: CFO –SRT, REIT

TNP SRT SAN JACINTO, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., its sole member

	By:	TNP Strategic Retail Trust, Inc., its general partner

		By:	/s/ Christopher Cameron
Name: Christopher Cameron
Title: CFO –SRT, REIT

(Signatures continue on the next page.)

LENDER AND AGENT:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Christopher T. Neil
Christopher T. Neil
Senior Relationship Manager

(Signatures continue on the next page.)

The Guarantor joins in the execution of this Agreement to evidence its agreement to the provisions of Sections [TBD] of this Agreement.

TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	TNP Strategic Retail Trust, Inc., its general partner

	By:	/s/ Christopher Cameron
Name: Christopher Cameron
Title: CFO –SRT, REIT

TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation

By:	/s/ Christopher Cameron
Name: Christopher Cameron
Title: CFO –SRT, REIT

THOMPSON NATIONAL PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Anthony W. Thompson
Print Name: Anthony W. Thompson
Title: CEO

(Signatures continue on the next page.)

AWT FAMILY LIMITED PARTNERSHIP, a California limited partnership

By:	West Coast Health Insurance Services, Inc., a California corporation, its General Partner

By:	/s/ Anthony W. Thompson
Print Name: Anthony W. Thompson
Title: CEO

/s/ Anthony W. Thompson
Anthony W. Thompson